Exhibit 99.3

The following is an excerpt of portions of the prospectus contained in the Form S-4 registration statement (File No. 333-248487) as declared effective by the U.S. Securities and Exchange Commission on October 19, 2020. Such information is as of October 19, 2020 (unless an earlier date is indicated).

F-STAR BUSINESS

Overview

F-star is a clinical-stage immuno-oncology company focused on transforming the lives of patients with cancer through the development of F-star’s innovative tetravalent mAb2 bispecific antibodies. With four distinct binding sites in a natural human antibody format, F-star believes its proprietary technology will overcome many of the challenges facing current immuno-oncology therapies, because of the strong pharmacology enabled by tetravalent bispecific binding. F-star’s vision is to transform the treatment of cancer through the development of clinically differentiated, different from other therapeutic agents, and well tolerated, as in safe to administer to patients, mAb2 bispecific antibodies, which are designed to address multiple immune evasion pathways that limit the effect of current immuno-oncology therapies.

F-star’s most advanced product candidate, FS118, is currently being evaluated in a Phase 1 clinical trial in heavily pre-treated patients with advanced cancer, having received a median of six lines of such treatments, and who have failed PD-1/PD-L1 therapy. FS118 is a tetravalent mAb2 bispecific antibody targeting two receptors, PD-L1 and LAG-3, both of which are established pivotal targets in immuno-oncology. Preliminary data from 43 patients in this trial showed that administration of FS118 was well-tolerated. In addition, a disease control rate, defined as either a complete response, partial response or stable disease, of 54% was observed in 20 of 37 evaluable patients, and long-term (greater than six months) disease control was observed in six of these patients. F-star expects to report additional results from this Phase 1 trial in the fourth quarter of 2020 and to initiate a proof of concept trial in PD-1 resistant head and neck cancer patients in the first half of 2021.

On January 27, 2020, the U.S. Food and Drug Administration (the “FDA”), accepted the Investigational New Drug (the “IND”) application of product candidate FS120. FS120 is a first-in-class dual agonist bispecific antibody, an antibody that stimulates two immune activating pathways, which F-star believes has the potential to overcome cancer resistance by simultaneously targeting CD137 (4-1BB) and OX40, two receptors present on the surface of tumor-infiltrating lymphocytes. Unlike checkpoint inhibitors, the mechanism of action of FS120 is designed to trigger a positive signal that enhances multiple mechanisms essential for killing tumor cells. FS120 has a natural antibody format. It is engineered to abrogate Fc gamma receptor binding and effector activity, providing increased specificity and, F-star believes, superior performance while reducing toxicity through conditional, crosslink-dependent activation upon binding to both CD137 and OX40. F-star expects to enroll up to 70 patients in a Phase 1 dose escalation clinical trial to assess the safety, tolerability and efficacy of FS120 in patients with advanced malignancies and include those patients who have high co-expression of CD137 and OX40.

F-star also plans to submit a Clinical Trial Application (“CTA”) to the European Medicines Agency (“EMA”) for FS222 in the second half of 2020 and to initiate a Phase 1 clinical trial in patients with advanced cancers in the first quarter of 2021. FS222 has the potential to provide clinical benefit through multiple mechanisms based on its tetravalency. These include: (1) blocking the PD-1/PD-L1 immunosuppressive pathway and (2) conditionally clustering and crosslinking CD137 receptors, resulting in activation of CD137 in a PD-L1-dependent manner. F-star believes this dual mechanism of action could amplify the anti-tumor activity of FS222. F-star’s preclinical data shows that FS222 has the potential to be more effective than a combination of traditional PD-L1 and CD137 antibodies. FS222 has been designed with specific mutations to make its activity independent of binding to Fc gamma receptors. PD-L1 is frequently highly expressed on cells within cancer tissue compared to non-cancer tissue. Therefore, F-star believes this will make FS222 immune activation conditional within cancer tissue, limit potential systemic toxicities and lead to safety benefits.

In 2019, combined sales of current immuno-oncology therapies were estimated to be approximately $23.5 billion. Despite the commercial success of currently approved immuno-oncology products, only approximately 20% of patients realize a long-lasting benefit from these treatments, leaving a large, unserved patient population without effective treatment options.

F-star believes its mAb2 bispecific antibodies may address the limitations of current immuno-oncology therapies through the following advantageous characteristics that differentiate F-star’s mAb2 product candidates, including F-star’s novel tetravalent and natural human antibody formats:

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Novel Tetravalent Format. F-star engineers its mAb[2] bispecific antibodies to simultaneously bind two different targets, with two binding sites for each target. The ability to bind F-star’s distinct targets is known as tetravalency. This unique tetravalent format is designed to enable F-star’s mAb[2] bispecific antibodies to achieve more efficient crosslinking, clustering or conditionality than other bispecific antibodies, which have the potential to elicit improved biological responses and enable F-star’s mAb[2] bispecific antibodies to overcome tumor evasion pathways. These three key characteristics are described further below:

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Crosslinking. Crosslinking is the act of bringing either two target-bearing cells, or two targets on the same cell, into close proximity. The dual binding sites for each target, within F-star’s bispecific antibodies, enables durable and strong target crosslinking through the ability to engage with target-bearing cells simultaneously, for example, engaging both tumor cells and immune cells.

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Clustering. Many cellular receptors can only be optimally activated when many of those receptors are brought into close physical proximity on the cell surface, referred to as “clustering”. Since F-star’s mAb[2] bispecific antibodies have F-star’s distinct binding sites, they can potentially induce more potent clustering than non-tetravalent bispecific antibody formats.

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Conditionality. Conditionality occurs when immune activation is dependent on the bispecific antibody binding both targets simultaneously, often in the tumor microenvironment. F-star is able to leverage the tetravalent format of its mAb[2] bispecific antibodies so that targets are only activated when they are simultaneously bound.

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Natural Human Antibody Format. F-star’s mAb[2] bispecific antibodies are designed to conserve the natural human antibody format, with greater than 95% identity, allowing F-star to leverage the following advantages:

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Minimal systemic toxicity. Since F-star’s mAb[2] bispecific antibodies use a natural human antibody format, without synthetic linkers and domains, there is lower potential for systemic toxicity than traditional and bispecific antibodies.

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Low immunogenicity risk. The natural human antibody format of F-star’s mAb[2] bispecific antibodies and the low number of modifications F-star engineers into its mAb[2] bispecific antibodies is designed to help mitigate immunogenicity risk, or the risk that the immune system recognizes the mAb[2] bispecific antibody as foreign, potentially resulting in lower exposure and toxicity.

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Ease of manufacturability. F-star is able to produce F-star’s mAb[2] bispecific antibodies through established manufacturing processes readily and at large scale without potentially complicating additions, such as domain assembly or other modifications.

F-star believes the novel tetravalent and natural human antibody formats of its mAb2 bispecific antibodies have the potential to focus immune activation to enhance efficacy and reduce systemic toxicities.

The following table sets forth F-star’s mAb2 product candidates, which F-star has developed using its proprietary mAb2 technology, and their current development stages and anticipated upcoming milestones.

The tetravalent format of FS118 simultaneously targets two immune checkpoint receptors, LAG-3 and PD-L1, to directly address known tumor evasion pathways. FS118 is currently being evaluated in an open label Phase 1 clinical trial in heavily pretreated patients with advanced cancer (a median of six different lines of prior treatment) and who have failed PD-1/PD-L1 therapy. Initial data from this trial have demonstrated that administration of FS118 has been well-tolerated and has provided long-term disease control in these patients. F-star expects to report the final primary objectives of the trial and clinical data in the fourth quarter of 2020. F-star’s pipeline also includes FS120, which targets CD137 and OX40 and FS222, which targets PD-L1 and CD137, respectively. For FS120, F-star plans to initiate a Phase 1 clinical trial in patients with advanced cancers in the fourth quarter of 2020 and for FS222, F-star intends to submit a CTA to the EMA in the second half of 2020 and to initiate a Phase 1 clinical trial in patients with advanced cancers in the first quarter of 2021.

F-star leverages its proprietary mAb2 technology to build its portfolio of wholly-owned immuno-oncology mAb2 product candidates and has generated a panel of early stage Fcab building blocks against a range of targets with the potential to go beyond immuno-oncology. These Fcab building blocks have been used to generate not only bispecific antibodies but also trispecific antibodies. With over 200 granted patents and over 60 pending applications protecting F-star’s mAb2 technology and pipeline, F-star believes it has a leading position in mAb2 bispecific antibody development and third parties are prohibited from utilizing F-star’s mAb2 technology without obtaining a license from F-star.

F-star has collaborative partnerships with Ares Trading S.A., an affiliate of Merck KGaA, Darmstadt, Germany, and Denali Therapeutics Inc., which enable it to further validate F-star’s technological approach. To date, F-star has generated more than $165 million in non-dilutive revenue. F-star believes that these partnerships will provide both continued validation and ongoing revenue as F-star continues to advance F-star’s proprietary pipeline.

F-star is led by a team of highly experienced executives, clinicians, scientists and advisors with notable expertise in antibody research, immuno-oncology, antibody manufacturing and clinical development. F-star’s team has spent over a decade developing its proprietary mAb2 technology into a robust drug discovery platform. F-star’s team has collectively worked on the development of 20 marketed products and has worked at companies including AstraZeneca, BMS, Celgene Corporation, Domantis Ltd., Eli Lilly, GSK, Immunocore Ltd. and Pfizer Inc. (“Pfizer”).

Strategy

F-star’s mission is to generate highly differentiated, best-in-class mAb2 product candidates that will transform the lives of patients with cancer. The key elements of F-star’s strategy include:

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Rapidly accelerating the clinical development of F-star’s three novel mAb[2] product candidates to treat a range of advanced cancers. F-star believes its mAb[2] product candidates represent potentially best-in-class immuno-oncology therapies that address a variety of patients with cancer inadequately treated with existing therapies. F-star believes FS118, which is being evaluated in a Phase 1 clinical trial, has the potential to provide significant clinical benefit through its dual-checkpoint inhibitor targets (LAG-3 and PD-L1). In addition to FS118, F-star anticipates that it will initiate a Phase 1 trial for FS120 (targeting OX40 and CD137, dual-stimulatory) in the fourth quarter of 2020 and will submit a CTA to the EMA for FS222 (targeting CD137 and PD-L1, stimulatory/inhibitory) in the second half of 2020.

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Initially focusing F-star’s development strategy on tumors where checkpoint inhibitors are currently utilized but are poor long-term treatment options, and then subsequently broadening to other tumor types and potentially, first-line therapies. F-star’s early-stage clinical trials include or will include a broad range of tumor types to evaluate safety, tolerability and dosing, as well as early signals of efficacy. Following these early-stage clinical trials, F-star intends to employ a patient selection strategy using biomarkers to focus further development on targeted patient subsets. These subsets are expected to include patients with high cancer target co-expression and/or resistance to current checkpoint therapies. F-star believes its mAb[2] bispecific antibodies may also ultimately deliver therapeutic benefit in a broader range of tumors, expanding beyond the initial indications F-star may pursue. F-star believes its development strategy best serves the patient, can be efficiently pursued by F-star’s organization and, is likely to lead to a rapid development strategy and regulatory pathway to market. For example, F-star has identified several tumor types which have a strong fit with the potential FS118 mechanism of action, including appropriate target expression.

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Leveraging the transformational potential of F-star’s modular antibody technology platform to create a leading immuno-oncology pipeline of differentiated clinical assets capable of improving patient outcomes. F-star’s proprietary mAb[2] bispecific antibodies have a number of potential advantages resulting from their novel tetravalent and natural human antibody formats. This approach could provide therapeutic advantages compared to other modalities, such as combinations of monospecific and other bispecific antibodies, which F-star believes will result in improved efficacy, minimized toxicity and simplified manufacturability. F-star believes its technology has the potential to be matched with any antibody domain in a modular “plug-and-play” approach to further expand its innovative pipeline of mAb[2] product candidates. F-star believes these benefits provide multiple opportunities to consistently generate clinical candidates that could potentially address the needs of patients who are without adequate therapeutic options.

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Leveraging and continuing to build F-star’s comprehensive intellectual property portfolio in order to protect F-star’s dominant position in mAb[2] bispecific antibodies. F-star has built a comprehensive patent portfolio around its technology and product pipeline with over 200 granted patents and over 60 pending applications. This patent estate covers F-star’s mAb[2] bispecific format and aims to provide F-star with robust intellectual property exclusivity and prohibit use of F-star’s technology by third parties. F-star intends to continue to seek additional patent protection as it develops additional novel mAb[2] product candidates.

The Immuno-oncology Challenge and F-star’s mAb2 Technology

Cancer Treatment Overview

The incidence of cancer is increasing due to the aging of the world population, as well as an increasing prevalence in individuals of known risk factors. Based on GLOBOCAN 2018 estimates, approximately 18.1 million new cancer cases were diagnosed and 9.2 million cancer deaths occurred in 2018 worldwide. Cancer treatment has traditionally included chemotherapy, radiation, hormone therapy, surgery or a combination of these approaches. While these approaches can be effective in treating certain types of cancers, many can also cause toxicities that may have life-threatening consequences, lower quality of life or untimely termination of treatment. Furthermore, F-star believes the traditional therapeutic approaches have reached their efficacy plateau with limited room to prolong the patient’s life expectancy. More recently, cancer research has leveraged antibody approaches to target the emerging field of immuno-oncology, which aims to enhance natural anti-tumor immune responses by, for example, overcoming mechanisms that cancer cells have developed to evade the immune system. Initially, antibody approaches were developed for treatment in second- or third-line settings but, recently, have become more common as the standard of care, first-line treatment for a variety of tumor types, including non-small cell lung cancer, melanoma, renal cell carcinoma, liver cancers, gastric cancers and head and neck cancers, amongst others. F-star believes this has created a significant treatment gap and new unmet need for the large number of patients whose disease becomes resistant to those antibodies.

Successes and Limitations of Immuno-oncology

Under normal conditions, cell surface proteins known as immune checkpoints help to control T cell attacks on healthy cells in the body. The activity of stimulatory checkpoints that activate or “hit the gas” on immune response is balanced by inhibitory checkpoints that inactivate or “apply the brake” on the immune response. The immune system recognizes cancers and mobilizes special immune cells known as lymphocytes, which are primarily T cells and B cells, to attack the tumor. A specific type of lymphocyte with the capacity to recognize and attack the tumor, known as tumor infiltrating lymphocytes (“TILs”), travel to and infiltrate into the tumor. However, the anti-tumor effect of the TIL is usually short-lived, as some cancer cells overexpress inhibitory immune checkpoints, which suppress the immune system and enable the tumor cells to evade elimination. Popular immuno-oncology approaches to enhance anti-tumor immune responses include the use of traditional monoclonal antibodies, which F-star refer to as traditional antibodies, antibody combinations and bispecific antibodies to overcome these immune checkpoint blockades and engage the immune system to fight the cancer. One of the few approved approaches involves the use of traditional antibodies that turn off certain inhibitory checkpoints. The use of traditional antibodies to activate stimulatory checkpoints within the immune system is also being explored extensively, but with less notable clinical success to date.

One of these inhibitory checkpoints, programmed cell death protein 1 (“PD-1”), is expressed on T cells and can be controlled by programmed cell death ligand 1 (“PD-L1”), which is a protein that is overexpressed by some tumors in an attempt by the tumor to inhibit natural immune response. Traditional antibody therapeutics against PD-1 or PD-L1 have been transformational for some patients with long-lasting tumor control. However, large patient populations are resistant. Resistance to PD-1/PD-L1 regimens can come in two main forms. “Primary Resistance” is where the cancer shows no sensitivity to treatment and continues to grow. “Acquired Resistance” to PD-1/PD-L1 regimens, sometimes referred to as secondary resistance, is where there is initial sustained (greater than or equal to three months) clinical benefit (defined as a complete response, partial response, or stable disease) from therapy but the cancer then starts to grow again while the patient is still being treated. A meta-analysis of data from several well-controlled clinical trials with PD-1 or PD-L1 therapeutic antibodies indicated that responses were seen in only approximately 20% of treated patients, compared to approximately 9% of control patients, using RECIST (response evaluation criteria in solid tumors) criteria. Besides PD-1/PD-L1, it is generally believed that there are multiple other immuno-oncology checkpoint targets with the potential to improve patient response rates alone or when used in combination.

Other Antibody Approaches in Immuno-oncology

One approach to address patient populations with Primary or Acquired Resistance on monotherapy is the use of a combination of two traditional antibodies to inhibit and/or activate two checkpoint pathways at the same time. Such traditional antibody combination treatment has been shown to have some success in limited settings, leading to an additive clinical benefit. The combination of PD-1 and cytotoxic T-lymphocyte-associated protein 4 (“CTLA-4”), antibodies, for example, increases overall survival of melanoma patients when compared to CTLA-4 monotherapy (37.6 months versus 19.9 months, respectively). However, the toxicity observed when PD-1 and CTLA-4 antibodies are used individually (21% and 28%, respectively, grade 3 or 4 adverse events) is increased when they are used in combination (59% grade 3 or 4 adverse events). This increased toxicity has limited the clinical application of this combination approach. Additionally, using two traditional antibodies can increase costs and administrative burden to patients, physicians and the broader healthcare system.

The goal of targeting two cancer pathways at the same time can also be achieved by bispecific antibodies, which have several benefits over existing mono- or combination therapies. This approach builds on the strengths of using a combination of two traditional antibodies and potentially addresses some of their limitations. Generally, bispecific antibodies have the potential to elicit improved biological responses relative to traditional antibodies or combinations thereof. Some bispecific antibodies are able to achieve improved responses through the deployment of one or more of crosslinking, clustering and conditionality, which F-star refer to collectively as the “3Cs”:

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Crosslinking. Crosslinking is the act of bringing either two target-bearing cells, or two targets on the same cell, into close proximity for optimal biological effect. As a result of this crosslinking, bispecific antibodies have the potential to induce novel desirable biological responses. Binding to two different cells, for example a tumor cell and a T cell, can result in the recruitment of T cells to the tumor site, thereby increasing the anti-tumor activity, as well as reducing toxicity.

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Clustering. Much of the regulation of the immune system occurs through cell-surface proteins known as receptors. Many cellular receptors can only be optimally activated when many of those receptors are brought into close physical proximity on the cell surface, referred to as “clustering.” By binding two target receptors, bispecific antibodies can group together the receptors on the cell, leading to activation of certain receptors. In the context of modulating the immune response, receptor clustering and activation can increase the likelihood of anti-tumor activity.

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Conditionality. The binding of a bispecific antibody to both antigens can induce immune activation. Conditionality occurs when immune activation is dependent on the bispecific antibody binding both targets simultaneously, usually in the tumor microenvironment. Conversely, where one antigen is bound by the bispecific antibody resulting in immune activation without the need for simultaneous binding to the other target, conditionality does not exist. When there is conditional activity, increased localized anti-tumor activity can be elicited, while, in the absence of conditional activity, there is greater risk for systemic toxicity.

When bispecific antibodies can achieve one or more of the 3Cs, they may be able to concentrate their activity at the tumor site, potentially increasing efficacy with an improved safety profile. Moreover, since bispecific antibodies are a single-infused product, they offer administrative benefits for patients and healthcare professionals as compared to a combination of traditional antibodies that are individually infused.

Many different molecular design approaches have been taken to create bispecific antibodies against a range of target pairings. These include heterodimeric bispecific IgG antibodies and alternative scaffold bispecific antibodies. These all aim to achieve the aforementioned characteristics of the 3Cs.

Heterodimeric Bispecific IgG Antibodies

Heterodimeric bispecific antibodies seek to conserve the native architecture of the IgG molecule by incorporating asymmetric chain pairings into the same molecule such that each of the two binding sites in the Fragment variable (“Fv”), region of the antibody structure is able to bind different targets. This structure supports bispecific crosslinking of targets but is limited to monovalent binding at each of these sites, meaning they cannot achieve tetravalent clustering. The strong conservation of the native IgG architecture supports IgG-like manufacturing.

Alternative Scaffold Bispecific Antibodies

Another approach to achieving bispecificity is to engineer modular antibody target binding domains, or “fragments,” into so-called “alternative scaffolds.” Alternative scaffolds take many forms, some of which can achieve tetravalent bispecificity and support target crosslinking. However, such approaches result in a significant departure from the natural IgG architecture which can result in a variety of problems. One such approach could involve combining two different antibody fragments to bind to two targets. However, such architecture lacks important regions that protect the molecule from natural breakdown in circulation by the neonatal fragment crystallizable (“Fc”), receptor, resulting in a potentially short half-life or lessened persistence. Other approaches to alternative scaffolds involve “bolting on” such antibody fragments to natural IgG antibodies. In these cases, manufacturing of the molecules becomes a significant challenge. In addition, the departure from the natural antibody structure increases immunogenicity risk.

F-star’s mAb2 Technology

F-star’s platform is designed to effectively achieve the 3Cs while also conserving the natural human antibody format. F-star believes this natural human antibody format, with greater than 95% identity to the unmodified Fc region, is the ideal approach to target unmet medical needs in immuno-oncology.

F-star’s mAb2 Potential Advantages over Other Antibodies and Bispecific Antibodies

Novel Tetravalent Format

F-star believes its strong intellectual property position combined with over a decade of research and testing focused on the development of its proprietary technology put it in the unique position to produce mAb2 bispecific antibodies through the introduction of an additional and proprietary second set of antigen binding sites into the Fc domain while also conserving the natural human antibody format. F-star believes it is differentiated in its approach in that F-star engineers mAb2 bispecific antibodies to contain two independent antigen binding regions: (1) a dual binding site in the normal antibody antigen binding domains (“Fv portions”), of the antibody and (2) a second, proprietary, dual binding site introduced into the Fc portion of the antibody. F-star refers to this portion of a mAb2 bispecific antibody as an Fcab (Fc with antigen binding). This unique tetravalent format is designed to enable F-star’s mAb2 bispecific antibodies to achieve more efficient crosslinking, clustering or conditionality than other bispecific antibodies. F-star’s mAb2 bispecific antibodies have the potential to elicit improved biological responses and overcome tumor evasion pathways, which F-star believes positions them as attractive candidates for clinical development.

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Tetravalent crosslinking. The tetravalent format of F-star’s mAb[2] bispecific antibodies is designed to allow for more efficient target cell crosslinking than certain bispecific antibodies because there is an additional, second set of dual binding sites in the Fc region, and both sets can be engineered to engage with antigens that are found on both tumor cells and immune cells. For F-star’s mAb[2] product candidates that target tumor-associated antigens, such as PD-L1 (FS118 and FS222), crosslinking also supports safety by targeting the mAb[2] product candidates to the tumor, localizing the immune activation and thereby minimizing systemic toxicities.

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Optimal clustering. Antibodies with more than one binding site for a single receptor promote clustering of cellular receptors on the cell surface, resulting in robust activation of targets. Because each of F-star’s mAb[2] bispecific antibodies has F-star’s distinct binding sites, two for each antigen, they are designed to potentially induce more potent activation of multiple cellular receptors, including those on single cells, than other bispecific antibodies. This is particularly useful for F-star’s mAb[2] product candidates FS120 and FS222, which activate costimulatory molecules such as CD137 which employ clustering for potent activation.

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Conditionality. F-star combines bivalency for two targets with careful selection of target antigens to achieve optimal activation of the immune system, but only when both target antigens are present. For example, while some of F-star’s mAb[2] bispecific antibodies may be able to activate the immune system through binding to only one antigen, the greatest effect is expected to be seen when both antigens are bound at the same time, as observed with FS118. Additionally, through selection of target antigens and precise engineering of the dual antigen binding sites, F-star aims to increase the activity of its immunostimulatory mAb[2] bispecific antibodies at the tumor site, as observed with FS222 preclinically. F-star believes it can potentially increase the safety of its mAb[2] product candidates compared to other bispecific antibodies which bind to their targets only monovalently and cannot be engineered for such optimal antigen binding.

F-star believes, through its novel tetravalent format with bivalent binding to each target, that its mAb2 bispecific antibodies have the potential to enhance efficacy and reduce potential for systemic toxicities.

Natural Human Antibody Format

F-star’s mAb2 bispecific antibodies are designed to conserve the natural human antibody format. With greater than 95% sequence identity to the equivalent traditional antibody, F-star is able to leverage the following advantages:

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Plug-and-play. F-star refers to its proprietary platform as modular antibody technology, because F-star’s library of Fcabs can be combined in a modular fashion with potentially any standard antibody antigen binding domains. This plug-and-play approach allows for rapid drug discovery to identify optimal target pairings, resulting in the creation of a broad portfolio of mAb[2] bispecific antibodies. F-star’s Fcabs contain new target binding sites resulting from minimal modifications made in the Fc domain of the existing antibody structure. F-star routinely generates, in parallel, Fcabs that bind to human targets as well as those that bind to mouse targets. From these mouse Fcabs, F-star generate mouse mAb[2] bispecific antibody equivalents that can be used to test activity in animal models. The modular nature of the technology enables the rapid generation of novel mAb[2] product candidates.

F-star’s Modular Antibody Technology

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Minimized systemic toxicity. Traditional antibodies targeting costimulatory molecules require engagement with Fc gamma receptors to induce target crosslinking, clustering and activation. However, binding to these receptors is often weak and the number of receptors is highly variable in tumor cells, which can lead to variable levels of immune cell activation. Additionally, engagement with Fc gamma receptors can result in binding to normal cellular receptors found in healthy cells, potentially resulting in systemic activation such as antibody-dependent cellular cytotoxicity (“ADCC”). Accordingly, F-star can engineer specific mutations in the Fc domain of F-star’s mAb[2] bispecific antibodies to prevent binding to Fc gamma receptors and eliminate Fc gamma receptor-mediated crosslinking. As a result, F-star’s mAb[2] bispecific antibodies can potentially improve immune activation while minimizing systemic toxicity.

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Low immunogenicity risk. The natural human antibody format of F-star’s mAb[2] bispecific antibodies and the low number of modifications F-star engineers into its mAb[2] bispecific antibodies is designed to help mitigate immunogenicity risk.

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Ease of manufacturability. F-star is able to produce its mAb[2] bispecific antibodies through established manufacturing processes readily and at large scale without potentially complicating additions, such as domain assembly or other modifications. F-star’s mAb[2] bispecific antibodies also have pharmacologic properties consistent with other traditional antibody products, potentially allowing dosing to be adjusted based on patient response and off-the-shelf usage.

By leveraging these characteristics, which are demonstrated in the graphic below, F-star is developing a broad pipeline of mAb2 product candidates.

F-star’s mAb2 Solution to the Unmet Medical Need in Immuno-oncology

In 2019, combined sales of current immuno-oncology therapies were approximately $23.5 billion worldwide. Despite the commercial success of these products, only approximately 20% of patients realize a long-lasting benefit from these treatments, leaving a large, unserved patient population without effective treatment options. F-star’s mAb2 bispecific antibodies have the potential to overcome the limitations associated with current antibody therapies in immuno-oncology. F-star’s mAb2 bispecific antibodies not only bind to two cancer targets at the same time, but the efficient receptor crosslinking and clustering of tumor and immune cells can also increase overall potency and biological response. F-star’s current mAb2 product candidates are directed against targets that have already demonstrated some level of activity in clinical trials using single traditional antibodies. The target pairings for F-star’s mAb2 product candidates are selected on the basis of co-expression in tumors of defined patient populations with an unmet medical need, some of which have orphan status. F-star’s mAb2 product candidates are progressed only if they demonstrated potential advantages in preclinical studies, such as safety and/or potency, beyond what would be achieved with the combination of two traditional antibodies. F-star aims to identify subsets of patients most likely to respond to this treatment approach and to develop proof-of-concept clinical trials, with a focus on subsets of more common cancers and potentially orphan indications to facilitate a rapid path to registration and approval.

FS118 – F-star’s LAG-3 and PD-L1 mAb2 Bispecific Antibody

F-star’s most advanced product candidate, FS118, is an anti-cancer mAb[2] bispecific antibody targeting two receptors, PD-L1 and LAG-3, both of which are established pivotal targets in immuno-oncology. F-star is conducting an open-label, dose-escalation Phase 1 clinical trial with FS118 in patients with advanced cancers that have progressed on PD-1/PD-L1 checkpoint inhibitor therapy and standard of care. F-star expects to report Phase 1 results in the fourth quarter of 2020 and initiate a proof of concept trial for FS118 in the first quarter of 2021 in patients with acquired resistance head and neck cancers. F-star’s current findings support the testing of FS118 in cancers with Acquired Resistance to prior PD-1/PD-L1 inhibitors.

Inhibitory Roles of LAG-3 and PD-L1 in Immuno-oncology

PD-1 is a checkpoint inhibitor that is present on the surface of activated T cells and has a role in downregulating the immune system to help prevent an attack on healthy tissue. However, this inhibitory mechanism can also prevent the immune system from killing cancer cells. PD-L1, the ligand for PD-1, is expressed by a broad range of both tissues and immune cells. A wide range of tumors, including solid tumors, can upregulate PD-L1 in response to pro-inflammatory cytokines, such as interferon gamma. Engagement of PD-L1 with PD-1 on activated tumor infiltrating lymphocytes (“TILs”), can deliver inhibitory signals that protect the tumor from immune destruction.

LAG-3 is also a checkpoint inhibitor expressed on immune cells, including activated T cells. LAG-3 binds to a group of cell surface proteins known as major histocompatibility complex (“MHC”), class II molecules that are present on antigen presenting cells. MHC proteins are responsible for presenting foreign antigens to the immune system, after which the T cells are activated to attack and clear the foreign entity. When MHC class II molecules bind to LAG-3, this T cell activation is suppressed, which, under normal conditions, helps to prevent over activation of the immune system. In tumors, LAG-3 becomes overexpressed on TILs, thereby suppressing the T cell activation needed for an anti-tumor immune response. Accordingly, LAG-3 expression in TILs is generally associated with poor prognosis.

Potential Clinical Applications of a LAG-3/PD-L1 Bispecific Antibody

Therapeutic antibodies that reverse the immunosuppression of checkpoint inhibitors, thereby “releasing the brake” to allow the T cell to attack the tumor cell, have been clinically successful. Currently, several PD-1/PD-L1 antibodies are in development or have been approved by the FDA and other regulatory agencies in a variety of tumor types, including lung cancers, melanoma, renal cancers, bladder cancers, gastro-intestinal cancers, liver, head and neck and breast and cervical cancers. This cancer population represented over 10 million cases worldwide in 2018. Although long-lasting responses to PD-1/PD-L1 have been observed, the cancer ultimately becomes resistant, leaving a large, unserved patient population without effective treatment options, despite a portion of these patients expressing PD-1/PD-L1.

Emerging data suggest that LAG-3 upregulation may be a mechanism of resistance to PD-1 or PD-L1 therapy. A key observation is that therapeutic inhibition of the PD-1/PD-L1 checkpoint pathway leads to increased expression of LAG-3, which, in turn, may prevent responses to PD-1/PD-L1 therapy. Both LAG-3 and PD-1 become overexpressed on TILs in multiple preclinical tumor models and the combination of LAG-3 and PD-1 antibodies have demonstrated improvement of the anti-tumor response in murine models compared to blocking either one alone. The potential therapeutic benefit of the combination of traditional antibodies and bispecific antibodies targeting PD-1 and LAG-3 has been investigated in several clinical trials, and preliminary clinical results have indicated activity in PD-1/PD-L1 treatment naïve and resistant tumors.

Based on results generated using a combination of two traditional antibodies targeting PD-1 and LAG-3, and the observation that an increase in LAG-3 expression may contribute to resistance to PD-1 checkpoint therapy, F-star believes that a bispecific antibody that targets both PD-L1 and LAG-3 simultaneously, such as FS118, has broad potential as an immuno-oncology therapeutic. Simultaneous targeting of LAG-3 and PD-L1 with a bispecific antibody not only releases the brakes of two immunosuppressive pathways, it may also have advantages over a combination of traditional antibodies by focusing these effects at PD-L1 positive sites in the tumor or by crosslinking between immune cells in the tumor microenvironment. Recently, LAG-3 shedding was found to correlate with responsiveness to PD-1 therapy in murine tumors and in the clinic high levels of LAG-3 on T cells correlated with PD-1 treatment efficacy. Therefore, increased shedding of LAG-3 from the surface of the T cell, due to tetravalent bispecific-binding to LAG-3 and PD-L1, may result in lower LAG-3 levels in the tumor and potentially prevents one of the mechanisms of Acquired Resistance to PD-1/PD-L1 therapies.

Resistance to PD-1/PD-L1 regimens can come in two main forms. “Primary Resistance” is where the cancer shows no sensitivity to treatment and continues to grow. “Acquired Resistance” to PD-1/PD-L1 regimens, sometimes referred to as secondary resistance, is where there is initial sustained (greater than or equal to three months) clinical benefit (defined as a complete response, partial response, or stable disease) from therapy but the cancer then starts to grow again while the patient is still being treated. F-star’s analysis of preliminary clinical data from the first-in-human study of FS118 indicates that FS118 may have greater clinical activity in patients with Acquired Resistance compared to Primary Resistance. While F-star has not assessed this, it believes that FS118 will have clinical activity in cancer patients who have not previously been exposed to PD-1/PD-L1 therapy.

Tumor types with immuno-suppression or T cell exhaustion may co-express LAG-3 and PD-L1 and could benefit from treatment with F-star’s dual checkpoint inhibitor product candidate, FS118. Examples of such tumors include head and neck, soft-tissue sarcoma, mesothelioma, ovarian, gastric cancer, anaplastic thyroid cancer and small cell lung cancer. Globally, this cancer population represents over two million new diagnoses annually. F-star’s focus will be on patients with cancers whose tumors co-express LAG-3 and PD-L1 and who have developed Acquired Resistance to PD-1/PD-L1 therapy or who have not yet received it.

Squamous cell carcinoma of the head and neck, otherwise known as head and neck cancer, includes cancers of the mouth (oral cavity, oral cancers, tongue) and throat (oropharynx and tonsils, nasopharynx and hypopharynx), as well as rarer cancers of the nasal cavity, sinuses, salivary glands and the middle ear. According to GLOBOCAN, in 2018 approximately 700,000 new head and neck cancer were estimated to have been diagnosed worldwide. Treatment of patients with advanced head and neck cancer consists of PD-1 therapy alone or in combination with chemotherapy in the first-line, in the metastatic setting. Approximately one-third of these patients develop Acquired Resistance to PD-1 therapy and, therefore, F-star plans to develop FS118 as a sequential treatment for these patients, either alone or in combination with standard of care therapies.

Malignant pleural mesothelioma (“MPM”), is a rare but aggressive cancer usually caused by asbestos exposure. According to GLOBOCAN, in 2018, it estimates up to approximately 30,433 new patients were diagnosed with MPM. For patients ineligible for surgery, which represents the large majority of this patient population, the first-line treatment consists of chemotherapy. Recently, published data from a randomized Phase 3 trial comparing the current standard of care of chemotherapy to the combination of a PD-1 inhibitor and a CTLA-4 inhibitor defines a new standard of care therapy and an opportunity to investigate the efficacy of FS118 in Acquired Resistance patients.

F-star’s Solution: FS118

FS118 is a mAb2 bispecific antibody that can simultaneously bind to LAG-3 through its Fcab domain and PD-L1 via its Fv domain. FS118 has demonstrated the potential to provide clinical benefit through multiple mechanisms based on its tetravalency. These include: (1) blocking the PD-1/PD-L1 immunosuppressive pathway, (2) blocking the LAG-3/MHC class II molecules interactions and (3) crosslinking and potentially clustering PD-L1 and LAG-3 receptors, including between different cells.

Mechanism of Action of FS118

F-star’s preclinical data demonstrated that FS118 has the potential to be more effective than a combination of PD-L1 and LAG-3 traditional antibodies. Moreover, these preclinical mice studies showed that administration of the mAb2 bispecific antibody led to a downregulation of LAG-3 expression levels on T cells within the tumor, with an increase in serum soluble LAG-3, which F-star believes is due to receptor clustering, and is indicative of the strong pharmacology enabled by tetravalent bispecific binding. F-star believes this an important mechanism for potent disease control.

Ongoing Phase 1 Clinical Trial and Clinical Development Strategy

F-star is conducting a first-in-human Phase 1, open-label, dose-escalation clinical trial of FS118 in patients with advanced malignancies that have progressed on or after PD-1/PD-L1 checkpoint therapy for whom either no effective standard therapy is available or standard therapy has failed. The tumor types enrolled in this trial to date include sarcomas, lung cancers, mesothelioma, bladder cancers, ovarian cancers, prostate cancers, melanoma, mesothelioma, head and neck cancers, cervical cancers and thyroid cancers. Patients were heavily pretreated, including surgical procedures, chemotherapy or radiation therapy, and with a median of six prior lines of therapy. In addition, patients were required to have received prior treatment with a PD-1/PD-L1 containing regimen for a minimum of 12 weeks and subsequently shown disease progression. This patient population derives infrequent benefits from any further PD-1 therapy, and disease worsening may occur within eight weeks without an effective therapy.

Under the current protocol, as depicted below, 43 patients have received FS118 administered intravenously once weekly in three weekly cycles until disease progression. The initial cohorts were enrolled sequentially in single-patient dose escalation cohorts. Because no dose limiting toxicities were observed, further dose escalation up to 20 mg/kg proceeded in a 3+3 design associated with cohort extension to obtain more PK/PD data. The primary endpoints of this trial are safety, tolerability and pharmacokinetics. Secondary endpoints include disease control, as measured by RECIST 1.1 and iRECIST.

FS118 Phase I clinical trial design

A total of 43 patients were enrolled in this trial at dose levels up to 20 mg/kg. As of July 2020, preliminary data from this trial suggested that weekly administration of FS118 was well-tolerated and did not result in dose- or treatment-limiting toxicities and a maximum tolerated dose was not reached. No safety signals unexpected for the drug class of immune-checkpoint inhibitors were identified in the early study population. The majority (95%) of treatment-emergent adverse events (“TEAE”), considered by the SRC to be treatment-related were mild to moderate in severity (Grade 1 and 2). FS118-related grade 3 toxicities (liver enzyme increases) were observed in two patients (5%). No deaths were attributed to FS118 treatment. FS118 has been dosed for over 16 months.

Anti-drug antibodies were typically transient in nature. The pharmacokinetic profile confirmed preclinical predictions and PD parameters included a dose-dependent increase in serum soluble LAG-3 and expansion of peripheral T cells. As of July 2020, in a preliminary analysis, a disease control rate of 54% was observed across 20 of 37 evaluable patients. In six of these patients, long term disease control (greater than six months) was observed and it was noted that all of these patients had Acquired Resistance. In Acquired Resistance patients, the disease control rate at six months was 26.9% (six out of 26 patients).

FS118 Preliminary Phase I clinical trial interim data

The FS118 first-in-human clinical study data support further clinical investigations for monotherapy FS118 in cancers with Acquired Resistance. Initial clinical trials will take place in the second/third line metastatic setting. In order to identify patients who gain more benefit from FS118 therapy, F-star plans to investigate a number of biomarkers. Rational combinations with other anti-cancer therapies are also being considered for patients who are pre-treated with, or naïve to, PD-1/PD-L1 therapy.

F-star plans to initiate a focused monotherapy proof of concept study in selected head and neck cancers with Acquired Resistance in the first quarter of 2021. If the study meets its primary objective of efficacy in LAG-3+/PD-L1+ patients, additional clinical studies in head and neck cancer will follow, assessing FS118 alone or in combination with other tumor targeting antibodies or chemotherapeutic agents. A Phase 3 registration clinical study would subsequently be conducted.

Other tumor types of interest that co-express PD-L1 and LAG-3, such as small cell lung cancer, ovarian cancer, mesothelioma and anaplastic thyroid tumors will be investigated in a “basket” or “platform” clinical trial. This is designed to facilitate multiple clinical efficacy signals with FS118 therapy in these tumor types, and has the potential to apply biomarker patient selection strategies to enrich for efficacy and provides opportunity for accelerated approval.

If these trials are successful, F-star intends to seek marketing approval from the FDA, the EMA and other comparable regulatory bodies.

Preclinical Data

Superior anti-tumor activity observed compared to a combination of traditional antibodies

In order to explore the biology of FS118 in mice, F-star created a mouse mAb2 bispecific antibody equivalent of FS118 (mouse LAG-3/PD-L1 mAb2) and tested its ability to control tumor growth in an established immuno-oncology preclinical mouse model (MC38). In this preclinical model, FS118 effectively reduced tumor growth and was observed to be more potent than the combination of a PD-L1 and a LAG-3 antibody, as demonstrated by the number of tumor-free animals at the end of the preclinical study.

FS118 observed to be a potent activator of T cells in a human cell-based assay

The ability of FS118 to activate human T cells was tested in vitro using immune cells from human blood, as detected by increased interferon gamma release. FS118, which is designed to bind to and crosslink both LAG-3 and PD-L1, was more potent than the combination of the individual bispecific components, suggesting that the tetravalent binding and crosslinking of FS118 led to enhanced immune cell activation.

FS118 observed to induce shedding of LAG-3 in human ex vivo T cells

In an in vitro T cell activation assay with immune cells expressing PD-L1, it was observed that FS118 increased the concentration of soluble LAG-3 detected in the cell culture medium. This increase in soluble LAG-3 was not observed with the combination of the individual bispecific components, demonstrating a potentially differentiated bispecific antibody mechanism of action for FS118 where LAG-3 shedding requires simultaneous binding to both PD-L1 and LAG-3. An increase in soluble LAG-3 in the blood was observed in a mouse tumor model upon dosing with a mouse LAG-3/PD-L1 mAb2.

FS120 – F-star’s OX40 and CD137 mAb2 Bispecific Antibody

FS120 is an anti-cancer mAb[2] bispecific antibody that is designed to bind to and stimulate OX40 and CD137, two proteins found on the surface of T cells that both function to enhance T cell activity. F-star is developing FS120 alone and in combination with PD-1/PD-L1 therapy for the treatment of tumors where PD-1/PD-L1 agents are approved and which have co-expression of OX40 and CD137 in the tumor microenvironment, such as gastric and bladder cancer. F-star has an open IND for FS120 and plans to initiate a Phase 1 clinical trial in patients with advanced cancers in the fourth quarter of 2020.

Stimulatory Roles of OX40 and CD137 in Immuno-oncology

The biological basis for Primary and Acquired Resistance to current checkpoint therapies has been widely explored, resulting in the identification of many contributory factors. Key among these factors are the number of TILs and the number of mutations in the tumor cells, which is known as the tumor mutational burden (“TMB”). Tumors with low levels of TILs, referred to as “cold” tumors, are less responsive or non-responsive to current therapies.

One approach to increase the number and level of activation of TILs is by broad stimulation of the immune system via costimulatory regulators. Preclinical studies showed that the anti-tumor efficacy of therapeutic tumor targeting antibodies can be augmented by the addition of antibodies targeting costimulatory molecules, such as CD137 and OX40.

When TILs first become activated, they upregulate OX40 and CD137 which are members of the tumor necrosis factor receptor superfamily. Further activation can be achieved by stimulation of OX40 and CD137. OX40 stimulation promotes T cell proliferation and survival and decreases the activity of immuno-suppressive T cells to further amplify the immune activation. Moreover, it preserves cellular memory for a more durable response and facilitates migration to other tumor sites. CD137 is expressed on multiple cell types including T cells and natural killer (“NK cells”). CD137 stimulation on T cells helps to mount an effective immune response by enhancing T cell proliferation and survival. Both the OX40 and CD137 activation pathway requires receptor clustering of the respective molecules on cells that triggers a signaling cascade resulting in enhanced immune response and thereby, tumor cell killing.

Potential Clinical Applications of an OX40/CD137 Bispecific Antibody

OX40 and CD137 agonist antibodies can “hit the gas” (immune stimulation) and have been shown to be effective immunotherapeutic agents across preclinical cancer models. Traditional OX40 antibodies have been extensively studied in the clinic as monotherapies. In addition, OX40 antibodies have been studied in combination with PD-1/PD-L1 and CTLA-4 antibodies and chemotherapy. Other programs are exploring a triple combination approach with PD-L1, CD137 and OX40 antibodies.

Monotherapy with traditional CD137 antibodies has not restored immune control of cancer in the majority of patients tested in clinical trials. In the case of the two most advanced traditional CD137 antibodies in clinical trials, doses tested have either demonstrated early efficacy but have been limited by severe liver toxicity or have been well-tolerated but have not demonstrated anti-cancer efficacy even at the highest doses tested. Both of these traditional CD137 antibodies are being tested in combination with PD-1/PD-L1 antibodies and other agents to potentially improve efficacy.

OX40 activation predominantly stimulates CD4+ T cells, called helper T cells, whereas CD137 stimulates CD8+ T cells, called killer T cells. F-star believes a bispecific antibody that “hits the gas” simultaneously through OX40 and CD137, such as FS120, will be able to concentrate these different immune cell subsets in the tumor, increasing activity of both helper and killer T cells. In addition, F-star believes this targeted stimulation of the immune system will increase the number of activated TILs in the tumors. Both mechanisms lead to stronger anti-tumor activity and increased therapeutic benefit as compared to traditional antibodies. Using a bispecific dual agonist for broad stimulation could also be combined with checkpoint inhibitors, including PD-1 and PD-L1.

F-star believes that its preclinical data support FS120 being developed in combination with PD-1/PD-L1 therapy or chemotherapy. This approach may broaden the application of PD-1/PD-L1 therapy to tumor types or sub-populations that respond poorly to PD-1/PD-L1 therapy because they are likely to have TILs expressing both CD137 and OX40. Conversely, a PD-1/PD-L1 and FS120 combination may deepen clinical responses and prolong clinical benefit in patients who already gain benefit from PD-1/PD-L1 therapy. In order to select tumor types of interest F-star analyzed gene expression data from solid tumors and found highly correlated expression levels of both OX40 and CD137 in several cancers where PD-1/PD-L1 therapy is approved including, but not limited to, bladder, head and neck, NSCLC and gastric cancer.

Bladder cancer was diagnosed in over 500,000 patients globally in 2018. PD-1 therapy is approved for use in the first line setting in patients who are not eligible for standard chemotherapy and who have high levels of PD-L1. F-star plans to explore PD-1 in combination with FS120 in bladder cancer patients with varying levels of PD-L1. Head and neck cancer affects over 850,000 patients world-wide every year. Therapy with PD-1 regimens is approved as a treatment in the first line setting. However, clinical outcomes remain suboptimal across PD-L1 levels and F-star believes there is an opportunity to bolster PD-1 clinical activity through combining with FS120 in first-line treatment.

F-star’s Solution: FS120

FS120 is a mAb2 bispecific antibody that binds to OX40 through its Fcab domain, and CD137 via the Fv domain. FS120 is a dual costimulatory antibody or agonist that “hits the gas” on immune activation by activating both CD137 and OX40. F-star believes the tetravalent binding of FS120 differentiates it from current therapeutic approaches being developed in the clinic, because FS120 is designed to lead to enhanced clustering and potent and conditional stimulation between T cells (trans) and potentially on the same cell (cis).

Mechanism of Action of FS120

F-star’s preclinical studies have shown superior anti-tumor activity of a mouse OX40/CD137 mAb2 compared to a combination of two traditional antibodies. Based on the results, F-star believes FS120 may deliver clinical benefit through mechanisms arising from dual stimulation. These include: (1) activation of TILs in tumors to help overcome checkpoint inhibitory signals, which F-star believes will improve the response rates to PD-1/PD-L1 inhibitors and (2) increasing the number and persistence of CD4+ (helper) and CD8+ (killer) T cells and destabilizing T regulatory cells, which has the potential to reduce the risk of relapse for patients treated with the standard of care.

Traditional CD137 antibodies have Fc domains that lead to crosslinking using Fc gamma receptors that are widely expressed in the body, which are believed to result in off-tumor activation and subsequent hepato-toxicities. Accordingly, F-star designed FS120 with specific mutations that alter the binding of the Fc domain to Fc gamma receptors to prevent the killing of the immune cells by ADCC and to make FS120 activity independent of Fc gamma receptors, which F-star believes is important for efficacy and safety benefits. Both OX40 and CD137 are found highly expressed in TILs versus blood. Therefore, F-star believes this will make FS120 immune activation conditional within cancer tissue, limit potential systemic toxicities and lead to safety benefits.

Clinical Plans

F-star plans to initiate a Phase 1 open-label, dose-escalation clinical trial of FS120 in patients with advanced cancers in the fourth quarter of 2020. If F-star is able to establish a preliminary safety profile of FS120 in the dose-escalation phase of this trial, F-star will investigate its clinical activity in patients with cancers that co-express OX40 and CD137. Further, F-star intends to explore FS120 in combination with PD-1/PD-L1 therapy focusing on selected tumor types. In the future, FS120 may also be explored in combination with chemotherapy. The initial safety and proof of concept efficacy studies in selected tumor types will be conducted within the Phase 1 protocol. This approach could potentially support expedited regulatory approval and the initiation of additional Phase 3 registrational trials.

Preclinical Data

Co-expression of OX40 and CD137

In an established preclinical mouse tumor model (CT26), F-star analyzed the number of immune cells that co-expressed OX40 and CD137 in the tumor, blood and in the liver. F-star observed that a high number of T cells in the tumor co-expressed OX40 and CD137, whereas T cells in peripheral blood and liver did not co-express OX40 and CD137. Co-expression of OX40 and CD137 has also been observed in human tumors including non-small-cell lung cancer. The higher number of co-expressing T cells in the tumor suggests that the activity of FS120 should be highly active at the tumor site, in comparison to non-specific activation of immune cells throughout the body, potentially providing a safety benefit.

Enhanced anti-tumor response to PD-1 blockade observed

F-star observed a significant reduction in tumor growth in an established preclinical mouse tumor model (CT26) in a treatment with a mouse mAb2 bispecific antibody equivalent of FS120, referred to as the mouse OX40/CD137 mAb2. When the mouse OX40/CD137 mAb2 was used in combination with a PD-1 antibody, F-star observed increased long-term survival compared to what was observed with the monotherapy of either PD-1 or the mouse OX40/CD137 mAb2.

FS120 was observed to be superior to antibody combinations in activating human T cells

Human immune cells can be activated in vitro to upregulate OX40. Addition of FS120 to these cells resulted in enhanced stimulation of human T cells, as detected by increased interleukin-2 expression. The combination of CD137 and OX40 traditional antibodies was observed to be ineffective in this assay. F-star believes that, in contrast to the traditional antibodies, FS120’s observed potent activity is due to its ability to activate T cells independent of Fc gamma receptors.

FS120 was observed to be well-tolerated in preclinical studies

In an IND-enabling toxicology study conducted in non-human primates, FS120 was observed to be well-tolerated at doses up to the maximum administered dose of 30 mg/kg. No adverse observations, including no acute increases in serum cytokines levels were reported. This was consistent with F-star’s results from cytokine release assays performed using human blood. The non-human primate study also showed dose-dependent increases in proliferating CD4+ (helper), CD8+ (killer) T cells and NK cells, consistent with F-star’s findings in murine pharmacology studies using the OX40/CD137 mAb2 surrogate.

FS222 – F-star’s CD137 and PD-L1 mAb2 Bispecific Antibody

FS222 is an anti-cancer mAb[2] bispecific antibody that is designed to target both the costimulatory CD137 and the inhibitory PD-L1 receptors, which are co-expressed in a number of tumor types including non-small-cell lung cancer, breast cancer and gastrointestinal cancers such as colorectal and esophageal cancer. F-star plans to submit a CTA in the second half of 2020 and to initiate a Phase 1 clinical trial in patients with advanced cancers for FS222 in the first quarter of 2021. F-star believes there is a strong rationale to combine FS222 with other anti-cancer agents, including targeted therapy and chemotherapy, and this can be done within the Phase 1 study.

Potential Clinical Applications of a CD137/PD-L1 Bispecific Antibody

A CD137 and PD-L1 bispecific antibody has the potential to increase the efficacy compared to the combination of two traditional antibodies. Both targets are present on tumor and immune cells within the tumor environment. Blocking the PD-L1 pathway acts to “release the brake” thereby reducing immunosuppression, while stimulating the CD137 pathway acts to “hit the gas” and amplify immune activation. CD137-driven T cell activation results in interferon gamma cytokine release. This cytokine release causes increases in PD-L1 on tumor and immune cells. F-star believes that this upregulation of PD-L1 could be a resistance mechanism of traditional CD137 antibody therapy that limits its activity in the tumor microenvironment.

F-star intends to develop FS222 in cancers that co-express both CD137 and PD-L1 receptors. Tumors such as non-small-cell lung cancer, triple negative breast cancer, colorectal cancer, esophageal and cancers positive for tertiary lymphoid structures (TLS+) are likely to have tumor-resident T cells and NK cells expressing CD137, as well as cells that express PD-L1. These represent tumor types that individually and collectively have a spectrum of PD-L1 expression from high to low (less than 5% cells that express PD-L1). These cancer types are diagnosed in over 4.5 million patients globally every year and represent attractive indications for FS222. F-star plans to focus on defined clinical segments of these cancers. For example, there is need for sequential treatments after failure on PD-1/PD-L1 regimens in non-small-cell lung cancer, which are currently given in the first-line setting or after failure on targeted agents. F-star believes there is a broad opportunity for FS222, either alone or in combination with other anti-cancer therapies, in treating these patient populations.

F-star’s Solution: FS222

FS222 is a mAb2 bispecific antibody that binds to CD137 through its Fcab domain and PD-L1 via the Fv domain. FS222 simultaneously “releases the brake” on immune control of cancer by blocking the PD-1/PD-L1 pathway and “hits the gas” on immune activation by activating the CD137 pathway. FS222 has the potential to provide clinical benefit through multiple mechanisms based on its tetravalency. These include: (1) blocking the PD-1/PD-L1 immunosuppressive pathway and (2) conditionally clustering and crosslinking CD137 receptors, resulting in activation of CD137 in a PD-L1-dependent manner. F-star believes this dual mechanism of action would amplify the anti-tumor activity of FS222. F-star’s preclinical data shows that FS222 has the potential to be more effective than a combination of traditional PD-L1 and CD137 antibodies.

Mechanism of Action of FS222

Similar to FS120, FS222 has been designed with specific mutations to make its activity independent of binding to Fc gamma receptors. PD-L1 is frequently expressed at high levels on cells within cancer tissue compared to non-cancer tissue. Therefore, F-star believes this will make FS222 immune activation conditional within cancer tissue, limit potential systemic toxicities and lead to safety benefits.

Clinical Plans

F-star plans to file a CTA in the second half of 2020 and initiate a Phase 1 open-label, dose-escalation clinical trial of FS222 in patients with advanced cancers in the first quarter of 2021. The initial safety and proof of concept efficacy studies in selected tumor types will be conducted within the Phase 1 protocol. While F-star attempts to establish the preliminary safety and optimal dosing regimen for FS222, F-star will simultaneously investigate preliminary efficacy signals with FS222 therapy in a small number of tumor types of interest, potentially including colorectal, non-small-cell lung cancer, esophageal and TLS+ tumors. These data will form the basis for the selection of specific tumor types in which to assess the clinical activity of FS222 in a larger group of patients in the Phase 1 study. This approach could potentially support expedited regulatory approval and the initiation of additional Phase 3 registrational trials.

Preclinical Data

Co-expression of CD137 and PD-L1

In an established preclinical mouse tumor model (CT26), F-star analyzed the percentage of immune cells that co-expressed CD137 and PD-L1, both in the tumor and in the blood. F-star observed that a high number of T cells in the tumor co-expressed CD137 and PD-L1, whereas T cells in peripheral blood did not co-express CD137 and PD-L1. Co-expression of CD137 and PD-L1 has also been observed in human tumors including non-small-cell lung cancer. The higher number of co-expressing T cells in the tumor suggests that the activity of FS222 should be highly active at the tumor site, in comparison to non-specific activation of immune cells throughout the body, potentially providing a safety benefit. In an IND/CTA-enabling toxicology study conducted in non-human primates, FS222 was observed to be well-tolerated at doses up to the maximum administered dose of 30 mg/kg. No adverse observations, including no acute increases in serum cytokines levels were reported. This was consistent with F-star’s results from cytokine release assays performed using human blood. The non-human primate study also showed dose-dependent increases in proliferating CD4+ (helper), CD8+ (killer) T cells and NK cells, consistent with F-star’s findings in murine pharmacology studies using the CD137/PD-L1 mAb2 surrogate.

Superior anti-tumor activity observed compared to a combination of traditional antibodies

In an established preclinical mouse tumor model (MC38), treatment with a mouse mAb2 bispecific antibody equivalent of FS222 (mouse CD137/PD-L1 mAb2) was observed to lead to long-term survival and complete tumor elimination in all treated mice, an effect that was observed to be unmatched by two traditional antibodies in combination. F-star believes this effect was observed because of FS222’s ability to deliver the dual anti-cancer mechanisms.

FS222 observed to be a potent activator of human T cells

The ability of FS222 to activate T cells isolated from human blood was tested in vitro. FS222 was observed to be a potent activator of human T cells, as detected by increased interferon gamma release. FS222 was more potent than the combination of its individual bispecific components, indicating that FS222’s tetravalent binding and crosslinking led to enhanced T cell activation.

FS222-induced T cell activation was observed to be dependent on PD-L1

F-star tested whether FS222’s T cell activation was dependent on PD-L1 binding and therefore, conditional. In an in vitro assay with human T cells and other cells expressing PD-L1, F-star observed that FS222 activation of T cells required binding to PD-L1. This demonstrated that FS222 required binding to both CD137 and PD-L1 to crosslink and cluster CD137 and conditionally activate the T cells. As anticipated, in addition to inducing CD137 activation, FS222 also blocked the PD-1/PD-L1 pathway, which F-star has demonstrated in vitro.

Collaborations and License Agreements

2016 License and Collaboration Agreement with Denali Therapeutics Inc.

In August 2016, F-star Biotechnology Limited, F-star Gamma Limited (“F-star Gamma”), and F-star Biotechnologische Forchungs-und Entwicklungsges.m.b.H entered into a license and collaboration agreement (the “Denali License and Collaboration Agreement”), with Denali Therapeutics Inc. (“Denali”). The goal of the collaboration was the development of certain constant Fc domains of an antibody with non-native antigen binding activity (“Fcabs”), to enhance delivery of therapeutics across the blood brain barrier into the brain. The collaboration was designed to leverage F-star’s modular antibody technology and Denali’s expertise in the development of therapies for neurodegenerative diseases. In connection with the entry into the collaboration agreement, Denali also purchased from the F-star Gamma shareholders an option, which F-star refer to as the buy-out-option, to acquire all of the outstanding shares of F-star Gamma pursuant to a pre-negotiated share purchase agreement.

On May 30, 2018, Denali exercised such buy-out option and entered into a Share Purchase Agreement (the “Purchase Agreement”), with the shareholders of F-star Gamma and Shareholder Representative Services LLC, pursuant to which Denali acquired all of the outstanding shares of F-star Gamma (the “Acquisition”).

As a result of the Acquisition, F-star Gamma has become a wholly owned subsidiary of Denali and Denali changed the entity’s name to Denali BBB Holding Limited. In addition, Denali became a direct licensee of certain of F-star’s intellectual property (by way of Denali’s assumption of F-star Gamma’s license agreement with F-star (the “F-star Gamma License”)). Denali made initial exercise payments to F-star and the former shareholders of F-star Gamma under the Purchase Agreement and the F-star Gamma License in the aggregate, of $18.0 million, less the net liabilities of F-star Gamma, which were approximately $0.2 million. Of this total, $4.0 million was payable to F-star. In June 2019, Denali made a payment of $1.5 million to F-star upon achieving a GMP Manufacturing milestone. In addition, Denali is required to make future contingent payments, to it and the former shareholders of F-star Gamma, up to a maximum amount of $437.0 million in the aggregate upon the achievement of certain defined preclinical, clinical, regulatory and commercial milestones. Of this total, up to a maximum amount of $91.4 million is payable to F-star. The total amount of the contingent payments varies based on whether F-star deliver an Fcab that meets pre-defined criteria and whether the Fcab has been identified solely by it or solely by Denali or jointly by it and Denali.

Under the terms of the Denali License and Collaboration Agreement, Denali has the right to nominate up to three Fcab targets (“Accepted Fcab Targets”), within the first three years of the date of the Denali License and Collaboration Agreement. Upon entering into the Denali License and Collaboration Agreement, Denali had selected transferrin receptor (“TfR”), as the first Accepted Fcab Target and paid it an upfront fee of $5.5 million, which included selection of the first Accepted Fcab Target. In May 2018, Denali exercised its right to nominate two additional Fcab targets and identified a second Accepted Fcab Target. Denali made a one-time payment for the two additional Accepted Fcab Targets of, in the aggregate, $6.0 million and has extended the time period for its selection of the third Accepted Fcab Target until approximately the fourth anniversary of the date of the Denali License and Collaboration Agreement.

Denali is also responsible for certain research costs incurred by F-star in conducting activities under each agreed development plan, for up to 24 months.

Under the terms of the Denali agreements, F-star is prohibited from developing, commercializing and manufacturing any antibody or other molecule that incorporates any Fcab directed to an Accepted Fcab Target, or any such Fcab as a standalone product, and from authorizing any third party to take any such action.

2018 Agreement with Iontas Limited

In March 2018, F-star entered into an agreement (the “Iontas Agreement”), with Iontas Limited (“Iontas”), pursuant to which F-star acquired all Iontas’ right, title and interest in and to certain anti-PD-L1 human antibodies. Additionally, Iontas granted F-star a worldwide, exclusive license under any know-how or related intellectual property rights to exploit any products containing such antibodies. In connection with the entry into the Iontas Agreement, F-star made an upfront payment of £200,000 to Iontas.

Pursuant to the Iontas Agreement, F-star is obligated to pay an annual fee of £50,000 and up to £400,000 in the aggregate for certain specified preclinical milestones on a per product basis. F-star is obligated to pay Iontas up to £13 million in the aggregate upon the achievement of certain development and regulatory milestones and up to £12.75 million in the aggregate upon the achievement of certain commercial milestones, in each case on a per product basis.

Unless earlier terminated, the term of the Iontas Agreement will continue in perpetuity. F-star may terminate the Iontas Agreement upon specified prior written notice. Additionally, either party may terminate the Iontas Agreement in the event of an uncured material breach under the agreement by the other party or for certain bankruptcy or insolvency events involving the other party.

2018 Amended and Restated PD-LI License Agreements with Kymab Limited

Out-License Agreement

In November 2018, F-star entered into a license agreement (the “Kymab Out-License Agreement”), with Kymab Limited (“Kymab”), which amended and restated an original agreement dated April 19, 2016, pursuant to which F-star granted Kymab an exclusive license to certain of F-star’s patents and a non-exclusive license to certain of F-star’s know-how to research, develop, manufacture, use and commercialize antibodies comprising a PD-L1 Fcab and an Inducible T-Cell Co-Stimulator Fab component, or licensed products, for all therapeutic, prophylactic and diagnostic uses, including the treatment of human and animal disease.

Under the Kymab Out-License Agreement, Kymab must use commercially reasonable efforts to develop and commercialize a licensed product. During the term of the Kymab Out-License Agreement, F-star is subject to certain non-compete obligations. Failure of Kymab to meet certain diligence milestones will relieve it of such non-compete obligations.

Pursuant to the Kymab Out-License Agreement, F-star is entitled to receive a percentage of sublicensing revenue received by Kymab ranging in the low to high single digits. In the event that Kymab is acquired by a third party prior to entering into a sublicense agreement with respect to a licensed product, or, in the case where the acquirer is the sublicensee, then, in lieu of F-star’s right to receive a percentage of sublicensing revenue, F-star is entitled to receive development and regulatory milestones of up to £4.75 million in the aggregate, commercial milestones of up to £7.5 million in the aggregate and a low-single digit royalty on net sales of licensed products. In the event that Kymab sells licensed products, F-star is eligible to receive a low-single digit royalty on these net sales on a licensed product-by-product basis. F-star’s right to receive royalties under the Kymab Out-License Agreement expires, on a licensed product-by-licensed product and country-by-country basis, on the first to occur of: (i) the expiration, invalidation or abandonment date of the last valid licensed patent claim that covers the manufacture, sale or use of such licensed product in such country, and (ii) the tenth anniversary of the first commercial sale of such licensed product anywhere in the world.

Unless earlier terminated, the term of the Kymab Out-License Agreement will continue in perpetuity. Kymab may terminate the Kymab Out-License Agreement for convenience at any time effective upon expiration of a certain specified notice period. F-star may terminate the Kymab Out-License Agreement in the event of an uncured material breach under the agreement by Kymab. F-star may terminate Kymab’s rights under the Kymab Out-License Agreement if Kymab challenges any patent licensed to it under the Kymab Out-License Agreement. Kymab may terminate F-star’s rights under the Kymab Out-License Agreement if F-star challenge any patent controlled by Kymab.

In-License Agreement

In November 2018, F-star entered into a license agreement (the “Kymab In-License Agreement”), with Kymab, which amended and restated an original agreement dated April 19, 2016, pursuant to which F-star obtained from Kymab an exclusive license to certain of Kymab’s patents and a non-exclusive license to certain of Kymab’s know-how to research, develop, manufacture, use and commercialize antibodies comprising a LAG-3 Fcab and a single specified anti-PD-L1 Fab component, or licensed products, for all therapeutic, prophylactic and diagnostic uses, including the treatment of human and animal disease.

Under the Kymab In-License Agreement, F-star must use commercially reasonable efforts to develop and commercialize a licensed product. During the term of the Kymab In-License Agreement, F-star is subject to certain non-compete obligations, provided that such obligations shall cease upon the termination or expiration of the Kymab Out-License Agreement.

Pursuant to the Kymab In-License Agreement, F-star is obligated to pay Kymab a percentage of sublicensing revenue ranging in the low to high single digits. In the event that F-star is acquired by a third party prior to entering into a sublicense agreement with respect to a licensed product, or, in the case where the acquirer is the sublicensee, then, in lieu of F-star’s obligation to pay Kymab a percentage of sublicensing revenue, F-star is obligated to pay Kymab development and regulatory milestones of up to £4.75 million in the aggregate, commercial milestones of up to £7.5 million in the aggregate and a low-single digit royalty on net sales of licensed products. In the event that F-star sell licensed products F-star is obligated to pay Kymab a low-single digit royalty on these net sales. F-star’s obligation to pay royalties under the Kymab In-License Agreement expires, on a licensed product-by-licensed product and country-by-country basis, on the first to occur of: (i) the expiration, invalidation or abandonment date of the last valid licensed patent claim that covers the manufacture, sale or use of such licensed product in such country, and (ii) the tenth anniversary of the first commercial sale of such licensed product anywhere in the world.

Unless earlier terminated, the term of the Kymab In-License Agreement will continue in perpetuity. F-star may terminate the Kymab In-License Agreement for convenience at any time effective upon expiration of a certain specified notice period. Kymab may terminate the Kymab In-License Agreement in the event of an uncured material breach under the agreement by F-star. Kymab may terminate F-star’s rights under Kymab In-License Agreement if F-star challenges any patent licensed to it under the Kymab In-License Agreement. F-star may terminate Kymab’s rights under the Kymab In-License Agreement if Kymab challenges any patent controlled by F-star.

2019 License and Collaboration Agreement with Ares Trading S.A., an affiliate of Merck KGaA, Darmstadt, Germany (as amended, July 2020)

On May 13, 2019, F-star entered into a license and collaboration agreement (the “Ares Agreement”), with Ares, pursuant to which F-star granted Ares the option to enter into a worldwide, exclusive license to certain of F-star’s patents and know-how to develop, manufacture and commercialize two separate mAb2 antibody products that each contain a specific Fcab and a Fab target pair (each a licensed product), in the field of the treatment and prevention of diseases in humans.

Under the Ares Agreement, F-star received reimbursement of F-star’s internal and external development costs for each preclinical program. Under the Ares Agreement F-star conducted certain mutually agreed upon preclinical development activities and delivered data packages to Ares. Following receipt of each data package, Ares had the option to continue with the program and if Ares elected to continue with the program, Ares would be solely responsible for the continued development, manufacture and commercialization of the applicable licensed products. Ares exercised its option in relation to one of the preclinical programs (the “First Program”) on May 13, 2019, and exercised its option in relation to the second preclinical program (the “Second Program”) in July 2020.

In July 2020, the Ares Agreement was amended such that F-star granted Ares a time-limited option to enter into a worldwide, exclusive license to develop, manufacture and commercialize two additional mAb2 products (the “Third Program” and the “Fourth Program”) in the field of the treatment and prevention of diseases in humans. With respect to the Third Program and Fourth Program, F-star is not required to deliver data packages to Ares, and upon exercise of the option Ares will be solely responsible for the continued development, manufacture and commercialization of the applicable licensed products.

During the term of the Ares Agreement, F-star is subject to certain non-compete obligations.

Pursuant to the Ares Agreement, Ares paid €10 million in connection with the exercise of the option for the First Program and €7.5 million in connection with the exercise of the option for the Second Program. Additionally, Ares is obligated to pay F-star up to €408.5 million in the aggregate for the programs upon the achievement of certain development and regulatory milestones and up to €252 million in the aggregate upon the achievement of certain commercial milestones. F-star is eligible to receive a low single digit royalty on net sales of licensed products. The royalties payable to F-star under the Ares agreement may be reduced under certain circumstances. F-star’s right to receive royalties under the Ares Agreement expires, on a licensed product-by-licensed product and country-by-country basis, on the latest of: (i) the expiration, invalidation or abandonment date of the last valid licensed patent claim that covers such licensed product in such country, (ii) the expiration of regulatory exclusivity for such licensed product in such country and (iii) the twelfth anniversary of the first commercial sale of such licensed product in such country.

In connection with the Ares Agreement, F-star also granted Ares the right to negotiate a royalty agreement in the event of commercialization of FS118, and F-star reserved the right to receive a license to Ares’ FS118 manufacturing technology and a transfer of certain materials, provided such technology is not subject to a legal restriction. If this royalty agreement is entered into, F-star may be obligated to pay Ares a low single digit royalty on net sales of FS118 products, subject to certain reductions.

Unless earlier terminated, the term of the Ares Agreement will expire on a program-by-program basis on the date on which Ares has no further milestone or royalty obligations with respect to such program. F-star may terminate the Ares Agreement if Ares or any sublicensee challenges any patent licensed to it under the Ares Agreement. Ares may terminate the Ares Agreement on a program-by-program basis for convenience at any time effective upon expiration of certain specified notice periods. Either F-star or Ares may terminate the Ares Agreement in the event of an uncured material breach under the agreement by the other party or for certain bankruptcy or insolvency events involving the other party; provided, however that, in the event of F-star’s uncured material breach, under certain circumstances Ares may elect not to terminate the Ares Agreement and instead, as its sole remedy, to reduce future milestone and royalty payments by an agreed upon amount.

Manufacturing

F-star currently generates batches of its mAb2 bispecific antibody candidates in F-star’s laboratories for initial preclinical studies using standardized procedures. F-star relies on and expect to continue to rely on third-party contract manufacturing organizations (“CMOs”), to manufacture clinical materials and any future commercial materials for F-star’s mAb2 product candidates. F-star requires its CMOs to produce bulk drug substance and finished drug product in accordance with current Good Manufacturing Practices and all other applicable laws and regulations. F-star maintains agreements with its CMOs that include confidentiality and intellectual property provisions to protect F-star’s proprietary rights related to F-star’s mAb2 product candidates. F-star believes that the standard IgG platform processes used for mAb2 manufacturing can be transferred to a number of other CMOs for the production of clinical and commercial supplies of F-star’s mAb2 product candidates in the ordinary course of business.

Competition

The biotechnology and pharmaceutical industries, in developing novel and proprietary therapies for the treatment of cancer, are characterized by rapidly advancing technologies, intense competition and a strong emphasis on intellectual property. F-star believes that F-star’s differentiated technology, dominant intellectual property position, significant development experience and scientific knowledge provide F-star with competitive advantages, but F-star faces potential competition from many different sources, including large biotechnology and pharmaceutical companies, academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for the research, development, manufacturing and commercialization of oncology therapies. F-star anticipates that it will face intense and increasing competition from the constantly evolving therapeutic landscape, as new drugs and therapies enter the market and advanced technologies become available. Any product candidates that F-star successfully develops and commercializes will compete with new oncology therapies that may become available in the future.

F-star competes in the segments of the biotechnology, pharmaceutical and other related markets that develop immuno-oncology therapies. There are many other companies that have commercialized and/or are developing immuno-oncology therapies for cancer including large biotechnology and pharmaceutical companies, such as AstraZeneca, BMS, Lilly, MSD, EMD Serono, Novartis, Pfizer, Genentech, a member of the Roche Group, and Sanofi. Several companies, not limited to those above, are attempting to combine immuno-oncology antibody therapies in order to modulate two cancer pathways simultaneously. Others have developed bispecific antibodies in order to leverage the effect of a combination of single-target traditional antibodies in a single molecule.

With respect to F-star’s mAb2 bispecific antibody pipeline, F-star is aware of a number of competitors using other technology methods to create bispecific antibodies to treat a variety of cancer types, including, but not limited to: Eli Lilly, Genmab A/S, Inhibrx, MacroGenics, Merus, Pieris Pharmaceuticals, Roche and Xencor, Inc.

With respect to F-star’s lead mAb2 product candidate, FS118, F-star is aware of other competing molecules targeting LAG-3 and PD-1/PD-L1 receptors. Companies pursuing a bispecific molecule include, but are not limited to: Avacta Group plc, Crescendo Biologics Ltd., GSK, Innovent, Inc. Y-Biologics, MacroGenics and Hoffmann-La Roche. In addition, companies pursuing a combination of two traditional antibodies include, but are not limited to: BMS, C.H. Boehringer Sohn AG & Co. KG, GSK, MSD, Novartis/Immutep Limited, Incyte, Regeneron Pharmaceuticals, Inc. and Symphogen A/S, now a subsidiary of Servier.

With respect to F-star’s second mAb2 product candidate, FS120, F-star is aware of other competing bispecific antibodies targeting OX40 and CD137, which include Aptevo Therapeutics. F-star is also aware that Pfizer still has ongoing clinical studies evaluating a combination of CD137 plus OX40 traditional antibodies.

With respect to F-star’s third mAb2 product candidate, FS222, F-star is aware of other competing bispecific antibodies targeting PD-L1 and CD137, which include: Genmab/BioNTech SE, Inhibrx/Elpiscience, Merus/Incyte, Numab Therapeutics AG/CStone Pharmaceuticals, Pieris Pharmaceuticals/Servier, Shattuck Labs, I-mab Biopharma, Macrogenics, QLSF Biotherapeutics and Kahr Medical. F-star is aware of other companies pursuing a combination of two traditional antibodies targeting PD-1/PD-L1 and CD137, which include: Lyvgen Biopharma (Suzhou)/MSD, Pfizer, and BMS.

Many of the companies against which F-star is competing or against which F-star may compete in the future, either alone or with their strategic collaborators, have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved drugs than F-star does. Mergers and acquisitions in the biotechnology, pharmaceutical and diagnostic industries may result in even more resources being concentrated among a smaller number of F-star’s competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with F-star in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and enrolling patients for F-star’s clinical trials, as well as in acquiring technologies complementary to, or necessary for, F-star’s programs.

F-star could see a reduction or elimination of F-star’s commercial opportunity if F-star’s competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that F-star may develop. F-star’s competitors also may obtain FDA, EMA or other foreign regulatory approval for their products more rapidly than F-star may obtain approval for F-star’s, which could result in F-star’s competitors establishing a strong market position before F-star is able to enter the market.

Intellectual Property

F-star strives to protect and enhance the proprietary technology, inventions and improvements that are commercially important to the development of F-star’s business, including seeking, maintaining and defending patent rights, whether developed internally or licensed from third parties. F-star also relies on trade secrets relating to F-star’s proprietary modular antibody technology platform and on know-how, continuing technological innovation and in-licensing opportunities to develop, strengthen and maintain F-star’s proprietary position in the immuno-oncology field and other fields that are or may be important for the development of F-star’s business. F-star additionally expects to rely on regulatory protection afforded through orphan drug designations, data exclusivity, market exclusivity and patent term extensions where available.

F-star’s commercial success may depend in part on its ability to obtain and maintain patent and other proprietary protection for commercially important technology, inventions and know-how related to F-star’s business; defend and enforce F-star’s patents; preserve the confidentiality of F-star’s trade secrets; and operate without infringing the valid enforceable patents and proprietary rights of third parties. F-star’s ability to stop third parties from making, using, selling, offering to sell or importing F-star’s products may depend on the extent to which F-star has rights under valid and enforceable patents or trade secrets that cover these activities. With respect to both licensed and company-owned intellectual property, F-star cannot be sure that patents will be granted with respect to any of F-star’s pending patent applications or with respect to any patent applications filed by it in the future, nor can F-star be sure that any of F-star’s existing patents or any patents that may be granted to F-star in the future will be commercially useful in protecting F-star’s commercial products and methods of manufacturing the same.

F-star has developed or in-licensed numerous patents and patent applications and possesses substantial know-how and trade secrets relating to the development and commercialization of F-star’s mAb2 product candidates and the underlying modular antibody technology platform. To date, F-star’s patent estate includes over 200 granted patents and over 60 pending patent applications generally directed to, for example, compositions and methods related to F-star’s Fcabs, F-star’s modular antibody technology platform, F-star’s lead mAb2 product development candidates, and other products, proprietary technologies and processes.

The patent portfolios for the fields containing F-star’s most advanced mAb2 product candidates as of the date of this proxy statement/prospectus are summarized below.

FS118 (LAG-3/PD-L1 mAb2)

F-star’s patent portfolio related to FS118 includes 12 owned or licensed patent families, which relate generally to the FS118 mAb2 bispecific antibody composition of matter, the LAG-3 Fcab and PD-L1 mAb antibody included in FS118, and methods of making and using the mAb2 bispecific antibody to treat cancer.

Specifically, F-star solely owns two FS118-focused patent families that include claims directed to the FS118 mAb2 bispecific antibody composition of matter and the LAG-3 Fcab included in FS118, respectively, as well as methods of making and using such compositions to treat cancer. Patent applications are pending in each of these families in major territories worldwide, including Australia, Canada, China, Europe, Japan and the United States. Any patents that may issue from these pending applications are expected to expire in 2037, absent any patent term adjustments or extensions.

F-star also solely owns a third FS118-focused patent family directed to FS118 dosing schedules. This patent family consists of a pending international application filed under the Patent Cooperation Treaty (“PCT”) filed, in 2020. Any patents that may derive from this international application will be expected to expire in 2040, absent any patent term adjustments or extensions.

Further, F-star solely owns patent families in F-star’s modular antibody technology platform portfolio that include claims directed to different aspects of the underlying Fcab and mAb2 bispecific antibody technologies utilized in FS118. Issued patents in these families are expected to expire between 2026 and 2028, absent any patent term adjustments or extensions. F-star’s modular antibody technology platform portfolio is discussed in more detail below.

Finally, F-star has an exclusive license to research, develop, manufacture, use and commercialize FS118 from Kymab under a number of patents related to the PD-L1 mAb utilized in FS118. Patents are expected to expire up to 2036, absent any patent term adjustments or extensions.

FS120 (OX40/CD137 mAb2)

F-star’s patent portfolio related to FS120 includes seven patent families, solely owned by F-star, which relate generally to the FS120 mAb2 bispecific antibody composition of matter, the OX40 Fcab and CD137 antibody included in FS120, and methods of making and using the mAb2 bispecific antibody to treat cancer.

Specifically, F-star solely owns three pending PCT applications and three corresponding Taiwan patent applications with claims directed to the composition of matter of the OX40 Fcab included in FS120, the CD137 antibody included in FS120, and the FS120 mAb2 bispecific antibody, respectively, as well as methods of making and using such compositions to treat cancer. Any patents that may issue from these patent applications will be expected to expire in 2039, absent any patent term adjustments or extensions.

Further, the F-star patent families in F-star’s modular antibody technology platform portfolio discussed above include claims directed to aspects of the underlying Fcab and mAb2 technologies utilized in FS120.

FS222 (CD137/PD-L1 mAb2)

F-star’s patent portfolio related to FS222 includes eight patent families, solely owned by F-star, which relate generally to the FS222 mAb2 bispecific antibody composition of matter, the CD137 Fcab and PD-L1 antibody included in FS222, and methods of making and using the mAb2 bispecific antibody to treat cancer.

Specifically, F-star solely owns three patent families with claims directed to the composition of matter of the CD137 Fcab included in FS222, the PD-L1 antibody included in FS222 (acquired under agreement from Iontas), and the FS222 mAb2 bispecific antibody, respectively, as well as methods of making and using them to treat cancer. Each of these patent families consists of a pending PCT application and a pending application in Taiwan, and any patents that may issue from these will be expected to expire in 2039, absent any patent term adjustments or extensions.

F-star also solely owns one patent family related to FS222 with claims directed to mAb2 bispecific antibodies that bind both a tumor antigen and a tumor necrosis factor receptor superfamily (TNFRSF) receptor on the surface of an immune cell and methods of making and using the same to treat cancer. This patent family contains pending patent application in Australia, Canada, China, Europe, Japan, South Korea and the United States. Any patents that may issue from these pending applications will be expected to expire in 2038, absent any patent term adjustments or extensions.

Additionally, the F-star patent families in F-star’s modular antibody technology platform portfolio discussed above include claims directed to aspects of the underlying Fcab and mAb2 technologies utilized in FS222.

Platform Technology

F-star’s patent portfolio also includes numerous patents and patent applications generally relating to its modular antibody technology platform and other products and programs not currently under development by F-star.

Specifically, F-star owns patent families relating to F-star’s modular antibody technology platform, including two patent families that generically claim the technology, one family that claims both the mAb2 technology and the Fcab technology, and one family with claims directed to improved methods for selecting functional Fcabs. Included in these four patent families are six issued U.S. patents, four pending U.S. patent applications, more than 200 issued ex-U.S. patents, and 11 pending ex-U.S. patent applications. Patents in these families are expected to expire between 2026 and 2028, absent any patent term adjustments or extensions.

Individual patents extend for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, patents issued for regularly filed applications in the United States are granted a term of 20 years from the earliest effective non-provisional filing date. In addition, in certain instances, a patent term can be extended to recapture a portion of the U.S. Patent and Trademark Office delay in issuing the patent as well as a portion of the term effectively lost as a result of the FDA regulatory review period. However, as to the FDA component, the restoration period cannot be longer than five years and the total patent term including the restoration period must not exceed 14 years following FDA approval.

Government Regulation and Product Approval

In the United States, the FDA regulates therapeutics like F-star’s mAb2 product candidates as biological products, or biologics, under the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act and related regulations. Biologics are also subject to other federal, state, local and foreign statutes and regulations. Failure to comply with the applicable U.S. regulatory requirements at any time during the product development process, approval process or after approval may subject an applicant to significant fines and penalties, including administrative or judicial actions. These actions could include, for example, the suspension or termination of clinical trials by the FDA or an Institutional Review Board (“IRB”), the FDA’s refusal to approve pending applications or supplements, revocation of a biologics license, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, import detention, injunctions, civil penalties or criminal prosecution. Any such penalty or enforcement action could have a material adverse effect on F-star.

The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the clinical development, manufacture and marketing of biologics. These agencies and other federal, state, local and foreign entities regulate, among other things, research and development activities and the testing, manufacture, quality control, effectiveness, safety, purity, potency, labeling, packaging, storage, distribution, record keeping and reporting, approval, import and export, advertising and promotion and post-market surveillance of biologics.

The FDA’s and comparable regulatory agencies’ policies may change and additional government regulations may be enacted that could prevent or delay regulatory approval of any future product candidates or approval of product or manufacturing changes, new disease indications, or label changes. F-star cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.

Biological Product Development

The process required by the FDA before a biologic may be marketed in the United States generally involves the following:

•	completion of nonclinical laboratory tests and animal studies according to “GLPs”, and applicable requirements for the human use of laboratory animals or other applicable regulations;

•	submission of an IND application, which must become effective before clinical trials may begin;

•	approval of the protocol and related documentation by an independent IRB or ethics committee at each clinical trial site before each study may be initiated;

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performance of adequate and well-controlled human clinical trials according to the FDA’s regulations commonly referred to as “GCPs”, and any additional requirements for the protection of human research subjects and their health information, to establish the safety, purity and potency of the proposed biologic for its intended use or uses;

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submission to the FDA of a Biologics License Application (“BLA”), for marketing approval that includes substantive evidence of safety, purity, and potency from results of nonclinical studies and clinical trials;

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satisfactory completion of FDA pre-approval inspections of manufacturing facilities where the biologic is produced to assess compliance with current Good Manufacturing Practice (“GMP”), requirements to assure that the facilities, methods and controls are adequate to preserve the biologic’s identity, strength, quality and purity;

•	potential FDA audits of the nonclinical study and clinical trial sites that generated the data in support of the BLA; and

•	FDA review and approval, or licensure, of the BLA, which must occur before the biologic can be marketed or sold.

The testing and approval process requires substantial time and financial resources, and F-star cannot be certain that any new approvals for F-star’s mAb2 product candidates will be granted on a timely basis, if at all.

Preclinical Studies

Before testing any biological product candidate in human subjects, a company must develop extensive preclinical data. Preclinical tests, also referred to as nonclinical studies, generally include laboratory evaluations of product biological characteristics, chemistry and formulation as well as toxicological and pharmacological studies in several animal species to assess the potential quality, safety and activity of the product. Nonclinical studies must be performed in compliance with the FDA’s GLP regulations and, as applicable, the U.S. Department of Agriculture’s Animal Welfare Act and related regulations.

Prior to commencing the first clinical trial in humans, an IND application must be submitted to the FDA. A company must submit preclinical testing results, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. Some preclinical testing may continue even after the IND is submitted. An IND is a request for authorization from the FDA to ship an unapproved, investigational product in interstate commerce and to administer it to humans, and it must become effective before clinical trials may begin. The IND application automatically becomes effective 30 days after receipt by the FDA unless the FDA within the 30-day time period raises concerns or questions about the conduct of the clinical trial and places the trial on clinical hold. In such case, the IND application sponsor must resolve any outstanding concerns with the FDA before the clinical trial may begin. The FDA also may impose clinical holds on a biological product candidate at any time before or during clinical trials due to, among other considerations, unreasonable or significant safety concerns, inability to assess safety concerns, lack of qualified investigators, a misleading or materially incomplete investigator brochure, study design deficiencies, interference with the conduct or completion of a study designed to be adequate and well-controlled for the same or another investigational product, insufficient quantities of investigational product, lack of effectiveness or non-compliance. If the FDA imposes a clinical hold, studies may not recommence without FDA authorization and then only under terms authorized by the FDA.

Human Clinical Trials

Clinical trials involve the administration of a biological product candidate to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the study sponsor’s control. Clinical trials are conducted under protocols detailing, among other things, the objective of the clinical trial, dosing procedures, subject selection and exclusion criteria and the parameters to be used to monitor subject safety, including stopping results that assure a clinical trial will be stopped if certain adverse events should occur. Each protocol and any amendments to the protocol must be submitted to the FDA as part of the IND.

Informed consent must also be obtained from each study subject. Further, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and related documentation, including the form and content of the informed consent that must be signed by each study subject or his or her legal representative, before the trial commences at that site. The IRB for each site also monitors the clinical trial until completed. Regulatory authorities, an IRB, a data safety monitoring board or the study sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the participants are being exposed to an unacceptable safety risk.

A clinical trial sponsor is required to submit to the National Institutes of Health (“NIH”), for public posting on NIH’s clinical trial website details about certain active clinical trials and clinical trial results. Information related to the product, patient population, phase of investigation, study sites and investigators and other aspects of the clinical trial is made public as part of the registration of the clinical trial. Although sponsors are obligated to disclose the results of their clinical trials after completion, disclosure of the results can be delayed in some cases for up to two years after the date of completion of the trial. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs. Failure to timely register a covered clinical study or to submit study results as provided for in the law can give rise to civil monetary penalties and also prevent the non-compliant party from receiving future grant funds from the federal government. The NIH’s Final Rule on ClinicalTrials.gov registration and reporting requirements became effective in 2017, and both NIH and FDA recently signaled the government’s willingness to begin enforcing those requirements against non-compliant clinical trial sponsors.

Human clinical trials are typically conducted in the following phases, which may overlap:

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Phase 1 — the product candidate is initially given to healthy human subjects or patients and tested for safety, dosage tolerance, reactivity, absorption, metabolism, distribution and excretion. These trials may also provide early evidence of effectiveness. During Phase 1 clinical trials, sufficient information about the investigational product’s activity may be obtained to permit the design of well-controlled and scientifically valid Phase 2 clinical trials.

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Phase 2 — clinical trials are conducted in a limited number of patients in the target population to identify possible adverse effects and safety risks, to evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage. Multiple Phase 2 clinical trials may be conducted by the sponsor to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

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Phase 3 — when Phase 2 evaluations demonstrate that a dosage range of the product appears effective and has an acceptable safety profile and provide sufficient information for the design of Phase 3 clinical trials, Phase 3 clinical trials are undertaken to provide statistically significant evidence of clinical efficacy and to further test for safety in an expanded patient population at multiple clinical trial sites. Phase 3 clinical trials are performed after preliminary evidence suggesting effectiveness of the biologic has been obtained, and they are intended to further evaluate dosage, effectiveness and safety, to establish the overall benefit-risk relationship of the investigational biologic, and to provide an adequate basis for product approval by the FDA.

All of these trials must be conducted in accordance with GCP requirements in order for the data to be considered reliable for regulatory purposes. Further, during all phases of clinical development, regulatory agencies require extensive monitoring and auditing of all clinical activities, clinical data and clinical trial investigators. Annual progress reports detailing the results of the clinical trials must be submitted to the FDA. Written IND safety reports must be promptly submitted to the FDA and the investigators for serious and unexpected adverse events, any findings from other studies, test in laboratory animals or in vitro testing that suggests a significant risk for human subjects or any clinically important increase in the rate of a serious adverse reactions over that listed in the protocol or investigator brochure. The sponsor must submit an IND safety report within 15 calendar days after the sponsor determines that the information qualifies for reporting. The sponsor also must notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction within seven calendar days after the sponsor’s initial receipt of the information. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, if at all.

The FDA may require, or companies may pursue, additional clinical trials after a product is approved. These so-called Phase 4 clinical trials may be made a condition to be satisfied for continuing product approval. The results of Phase 4 clinical trials can confirm the effectiveness of a product candidate and can provide important safety information. Conversely, the results of Phase 4 clinical trials can raise new safety or effectiveness issues that were not apparent during the original review of the product, which may result in product restrictions or even withdrawal of product approval. If any of F-star’s products are subject to post-marketing requirements and commitments, there may be resource and financial implications for F-star’s business.

The U.S. Biologics License Application Approval Process

In order to obtain approval to market a biologic in the United States, a BLA must be submitted to the FDA and must provide data establishing to the FDA’s satisfaction, among other things, the safety and effectiveness of the investigational product for the proposed indication. Each BLA submission requires a substantial user fee payment unless a waiver or exemption applies. The application includes all relevant data available from pertinent nonclinical studies and clinical trials, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls and proposed labeling, among other things. Data can come from company-sponsored clinical trials intended to test the safety and effectiveness of a use of a product. In addition, the application may include supplemental data from a number of alternative sources, including studies initiated by investigators. The FDA will initially review a BLA for completeness before it accepts it for filing. Under the FDA’s procedures, the agency has 60 days from its receipt of a BLA, or the filing period, to determine whether the application will be accepted for filing based on the agency’s threshold determination that the application is sufficiently complete to permit substantive review. After the BLA submission is accepted for filing, the FDA reviews the BLA to determine, among other things, whether the proposed product is safe and potent, which includes determining whether it is effective for its intended use, whether it has an acceptable purity profile, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, safety, strength, quality, potency and purity. The FDA may refer applications for novel biological products or biological products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and, if so, under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making its approval decisions.

During the review and approval process, the FDA also will determine whether a “REMS” is necessary to assure that the benefits of the new biological product outweigh its risks. A REMS may include various elements depending on what the FDA considers necessary for the safe use of the biologic. These elements range from a medication guide or patient package insert to training and certification requirements for prescribers and/or pharmacies to safe use conditions that must be in place before the product is dispensed. If the FDA concludes that a REMS is needed, the BLA sponsor must submit a proposed REMS plan that the FDA deems satisfactory or the FDA will not approve the BLA.

The FDA’s standard review time for a BLA for a new biological product is ten months from the end of the 60-day filing period. Based on pivotal clinical trial results submitted in a BLA, at the discretion of the FDA or upon the request of an applicant, the FDA may grant a priority review designation to a product, which sets the target date for FDA action on the application at six months from the end of the filing period. The FDA assigns priority review designation to a biologic that is intended to prevent or treat a serious condition and, if approved, would provide a significant improvement in safety or effectiveness. Priority review designation does not change the scientific or medical standard for approval or the quality of evidence necessary to support approval.

After the FDA completes its review of a BLA, it will either communicate to the sponsor that it will approve the product, or issue a complete response letter to communicate that it will not approve the BLA in its current form and to inform the sponsor of changes that the sponsor must make or additional clinical, nonclinical or manufacturing data that must be received before the FDA can approve the application, with no implication regarding the ultimate approvability of the application. If a complete response letter is issued, the sponsor may either resubmit the BLA, addressing all deficiencies identified in the letter, or withdraw the application. Resubmitting a BLA in response to a complete response letter can add additional time to the approval process for a product.

Before approving a BLA, the FDA typically will inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and are adequate to assure consistent production of the product within required specifications. Additionally, before approving a BLA, the FDA may inspect one or more clinical sites to assure compliance with GCP. If the FDA determines the application, manufacturing process or manufacturing facilities are not acceptable, it typically will outline the deficiencies and often will request additional testing or information. This may significantly delay further review of the application. If the FDA finds that a clinical site did not conduct the clinical trial in accordance with GCP, the FDA may, for example, determine the data generated by the clinical site should be excluded from the primary efficacy analyses provided in the BLA. Additionally, notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

Under the “PREA”, an initial BLA or certain supplements to a BLA for a novel product must contain data to assess the safety and effectiveness of the biologic for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of pediatric data until after approval of the product for use in adults or full or partial waivers from the pediatric data requirement. Unless otherwise required by regulation, PREA does not typically apply to any biological product for an indication for which orphan designation has been granted. The “FDASIA”, enacted in 2012, made permanent the PREA requirement that a sponsor who is planning to submit a marketing application for a product that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration must submit an initial Pediatric Study Plan (“PSP”), within sixty days of an end-of-Phase 2 meeting or, if there is no such meeting, as early as practicable before the initiation of the Phase 3 or Phase 2/3 clinical trial. The initial PSP must include an outline of the pediatric study or studies that the sponsor plans to conduct, including trial objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. The FDA and the sponsor must reach an agreement on the PSP. A sponsor can submit amendments to an agreed upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from pre-clinical studies, early phase clinical trials or other clinical development programs.

The testing and approval process for a biologic requires substantial time, effort and financial resources and this process may take several years to complete. Data obtained from clinical activities are not always conclusive and may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. The FDA may not grant approval on a timely basis or at all. F-star may encounter difficulties or unanticipated costs in F-star’s efforts to secure necessary governmental approvals, which could delay or preclude F-star from marketing its products.

Even if a product candidate receives regulatory approval, the approval will be limited to specific disease states, patient populations and/or dosages, or might contain significant limitations on use in the form of warnings, precautions or contraindications, or in the form of a REMS-imposed risk management plan or restrictions on distribution, or the approval may include mandatory post-marketing study or clinical trial requirements. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product, including imposition of restrictions and conditions on product distribution, prescribing, or dispensing in the form of a REMS, requirements to conduct additional studies or trials, or even complete withdrawal of the product from the market. In addition, F-star cannot predict what adverse governmental regulations may arise from future U.S. or foreign governmental action.

U.S. Post-Approval Requirements

Any products manufactured or distributed by F-star or on F-star’s behalf pursuant to FDA approvals will be subject to continuing regulation by the FDA, including requirements for record-keeping, reporting of adverse experiences with the biologic, and submitting biological product deviation reports to notify the FDA of unanticipated changes in distributed products. Manufacturers are required to register their facilities with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP standards. This will require F-star and any third-party manufacturers to implement certain quality processes, manufacturing controls and documentation requirements in order to ensure that the product is safe, has the identity and strength and meets the quality, purity and potency characteristics that it purports to have. There are continuing, annual user fee requirements for any marketed products and the establishments where such products are manufactured, as well as new application fees for supplemental applications with clinical data.

F-star cannot be certain that F-star or F-star’s present or future suppliers will be able to comply with the cGMP and other FDA regulatory requirements. If F-star’s present or future suppliers are not able to comply with these requirements, the FDA may halt F-star’s clinical trials, refuse to approve any BLA or other application, force F-star to recall a product from distribution, shut down manufacturing operations or withdraw approval of the BLA for that biologic. Noncompliance with cGMP or other requirements can also result in issuance of warning letters, civil and criminal penalties, seizures, and injunctive action. The distribution of biological products is subject to additional state requirements and regulations, including record-keeping, licensing, storage and security requirements intended to prevent the unauthorized sale of prescription biological products.

The FDA and other federal and state agencies closely regulate the labeling, marketing and promotion of biologics. While doctors may prescribe any product approved by the FDA for unapproved uses or patient populations (known as “off-label” uses), manufacturers may not market or promote such uses. In addition, biologic promotional materials must be submitted to the FDA in conjunction with their first publication or first dissemination. Further, if there are any modifications to the biologic, including changes in indications, labeling or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new BLA or BLA supplement. Failure to comply with these requirements can result in adverse publicity, warning letters, corrective advertising, injunctions, potential civil and criminal penalties, criminal prosecution and agreements with governmental agencies that materially restrict the manner in which a product approved by FDA may be promoted or distributed.

In addition, the distribution of prescription pharmaceutical products is subject to the “PDMA”, which regulates the distribution of drugs and biological product samples at the federal level, and sets minimum standards for the registration and regulation of prescription drug distributors by the states. Both the PDMA and state laws limit the distribution of prescription pharmaceutical product samples and impose requirements to ensure accountability in distribution. Most recently, the “DSCSA”, was enacted with the aim of building an electronic system to identify and trace certain prescription drugs distributed in the United States, including most biological products. The DSCSA mandates phased-in and resource-intensive obligations for pharmaceutical manufacturers, wholesale distributors, and dispensers over a 10 year period that is expected to culminate in November 2023. From time to time, new legislation and regulations may be implemented that could significantly change the statutory provisions governing the approval, manufacturing and marketing of products regulated by the FDA. It is impossible to predict whether further legislative or regulatory changes will be enacted, or FDA regulations, guidance or interpretations changed or what the impact of such changes, if any, may be.

FDA’s Regulation of Companion Diagnostics

F-star believes that the success of certain of its mAb2 product candidates may depend, in part, on the development and commercialization of a companion diagnostic. Companion diagnostics identify patients who are most likely to benefit from a particular therapeutic product; identify patients likely to be at increased risk for serious side effects as a result of treatment with a particular therapeutic product; or monitor response to treatment with a particular therapeutic product for the purpose of adjusting treatment to achieve improved safety or effectiveness. Companion diagnostics are regulated as medical devices by the FDA. In the United States, the U.S. Federal Food, Drug, and Cosmetic Act and its implementing regulations, and other federal and state statutes and regulations govern, among other things, medical device design and development, preclinical and clinical testing, premarket clearance or approval, registration and listing, manufacturing, labeling, storage, advertising and promotion, sales and distribution, export and import and post-market surveillance. Unless an exemption or FDA exercise of enforcement discretion applies, diagnostic tests generally require marketing clearance or approval from the FDA prior to commercialization. The two primary types of FDA marketing authorization applicable to a medical device are premarket notification, also called 510(k) clearance, and premarket approval (“PMA”).

To obtain 510(k) clearance for a medical device, or for certain modifications to devices that have received 510(k) clearance, a manufacturer must submit a premarket notification demonstrating that the proposed device is substantially equivalent to a previously cleared 510(k) device or to a pre-amendment device that was in commercial distribution before May 28, 1976, or a predicate device, for which the FDA has not yet called for the submission of a PMA. In making a determination that the device is substantially equivalent to a predicate device, the FDA compares the proposed device to the predicate device or predicate devices and assesses whether the proposed device is comparable to the predicate device or predicate devices with respect to intended use, technology, design and other features which could affect safety and effectiveness. If the FDA determines that the proposed device is substantially equivalent to the predicate device or predicate devices, the proposed device may be cleared for marketing. The 510(k) premarket notification pathway generally takes from three to 12 months from the date the application is completed, but can take significantly longer.

In contrast, PMA applications must be supported by valid scientific evidence, which typically requires extensive data, including technical, preclinical, clinical and manufacturing data, to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device. For diagnostic tests, a PMA application typically includes data regarding analytical and clinical validation studies. As part of its review of the PMA, the FDA will conduct a pre-approval inspection of the manufacturing facility or facilities to ensure compliance with the Quality System Regulation, which requires manufacturers to follow design, testing, control, documentation and other quality assurance procedures. The FDA’s review of an initial PMA application is expected to take between six to ten months, although the process typically takes longer, and may require several years to complete. If the FDA evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA will either issue an approval letter or an approvable letter, which usually contains a number of conditions that must be met in order to secure the final approval of the PMA. If the FDA’s evaluation of the PMA or manufacturing facilities is not favorable, the FDA will deny the approval of the PMA or issue a not approvable letter. A not approvable letter will outline the deficiencies in the application and, where practical, will identify what is necessary to make the PMA approvable. Once granted, PMA approval may be withdrawn by the FDA if compliance with post-approval requirements, conditions of approval or other regulatory standards is not maintained, or problems are identified following initial marketing.

In 2014, the FDA issued a final guidance document addressing the development and approval process for “In Vitro Companion Diagnostic Devices.” According to the agency, for novel therapeutic products that depend on the use of a diagnostic test and where the diagnostic device could be essential for the safe and effective use of the corresponding therapeutic product, the PMA application for the companion diagnostic device should be developed and approved or cleared contemporaneously with the therapeutic, although the FDA recognizes that there may be cases when contemporaneous development may not be possible. However, in cases where a drug cannot be used safely or effectively without the companion diagnostic, the FDA’s guidance indicates that the agency will generally not approve the drug without the approval or clearance of the diagnostic device. The FDA also issued a draft guidance in July 2016 setting forth the principles for co-development of an in vitro companion diagnostic device with a therapeutic product. The draft guidance describes principles to guide the development and contemporaneous marketing authorization for the therapeutic product and its corresponding in vitro companion diagnostic. Subsequently, in December 2018, the FDA published a draft guidance entitled “Developing and Labeling In Vitro Companion Diagnostic Devices for a Specific Group or Class of Oncology Therapeutic Products” that is intended to facilitate class labeling on diagnostic tests for oncology therapeutic products, where scientifically appropriate. The draft guidance notes that in some cases, if evidence is sufficient to conclude that the companion diagnostic is appropriate for use with a specific group or class of therapeutic products, the companion diagnostic’s intended use should name the specific group or class of therapeutic products, rather than specific products.

Once cleared or approved, a companion diagnostic device must adhere to post-marketing requirements for medical device products including the requirements of FDA’s Quality System Regulation, adverse event reporting, recalls and corrections along with product marketing requirements and limitations. Like drug and biologic makers, companion diagnostic makers are subject to unannounced FDA inspections at any time, during which the FDA will conduct an audit of the product(s) and the company’s facilities for compliance with its authorities.

U.S. Orphan Drug and European Orphan Medicinal Product Designation and Exclusivity

The U.S. Orphan Drug Act provides incentives for the development of products intended to treat rare diseases or conditions, which are generally diseases or conditions that affect fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States for which there is no reasonable expectation that the cost of developing and making a drug or biologic available in the United States for this type of disease or condition will be recovered from sales of the product. Orphan designation must be requested and granted by the FDA before submitting a BLA. The benefits of orphan drug designation include research and development tax credits and exemption from FDA user fees. Orphan designation, however, does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

Under PREA, submission of a pediatric assessment is not typically required for pediatric investigation of a product that has been granted orphan drug designation. However, under the FDA Reauthorization Act of 2017, the scope of the PREA was extended to require pediatric studies for products intended for the treatment of an adult cancer that are directed at a molecular target that are determined to be substantially relevant to the growth or progression of a pediatric cancer. In addition, the FDA finalized guidance in 2018 indicating that it does not expect to grant any additional orphan drug designation to products for pediatric subpopulations of common diseases. Nevertheless, FDA intends to still grant orphan drug designation to a drug or biologic that otherwise meets all other criteria for designation when it prevents, diagnoses or treats either (i) a rare disease that includes a rare pediatric subpopulation, (ii) a pediatric subpopulation that constitutes a valid orphan subset, or (iii) a rare disease that is in fact a different disease in the pediatric population as compared to the adult population. Generally, if a product that receives orphan designation receives the first FDA approval for the orphan indication, the product is entitled to orphan drug exclusivity, which means that for seven years, the FDA is prohibited from approving any other applications to market the same drug or biological product for the same indication, except in limited circumstances. Orphan exclusivity does not block the approval of a different drug or biologic for the same rare disease or condition, nor does it block the approval of the same drug or biologic for different conditions. As a result, even if one of F-star’s mAb2 product candidates receives orphan exclusivity, the FDA can still approve different drugs or biologics for use in treating the same indication or disease, which could create a more competitive market for F-star. Additionally, if a drug or biologic designated as an orphan product receives marketing approval for an indication broader than what was designated, it may not be entitled to orphan drug exclusivity.

Orphan exclusivity will not bar approval of another product with the same drug or biologic for the same condition under certain circumstances, including if a subsequent product with the same drug or biologic for the same condition is shown to be clinically superior to the approved product on the basis of greater efficacy or safety or a major contribution to patient care, or if the company with orphan drug exclusivity cannot assure the availability of sufficient quantities of the drug or biologic to meet the needs of persons with the disease or condition for which the drug or biologic was designated.

After the FDA grants orphan designation, the identity of the applicant, as well as the name of the therapeutic agent and its designated orphan use, are disclosed publicly by the FDA.

Similarly, the European Commission grants orphan medicinal product designation to products intended for the treatment, prevention or diagnosis of a disease that is life-threatening or chronically debilitating, affecting not more than five in 10,000 people in the European Union. In addition, orphan drug designation can be granted if the drug is intended for a life-threatening or chronically debilitating condition in the European Union and without incentives it is unlikely that returns from sales of the drug in the European Union would be sufficient to justify the investment required to develop the drug. In order to receive orphan designation, there must also be no satisfactory method of diagnosis, prevention or treatment of the condition, or if such a method exists, the medicine in question must be of significant benefit to those affected by the condition. In addition, sponsors are required to submit to the “EMA’s” Pediatric Committee, and comply with a “PIP”, in order to initiate pivotal clinical investigation and seek marketing authorization in the European Union, unless the particular product is eligible for a deferral or waiver of the requirement to submit a PIP. The requirement to submit a PIP is waived for specific medicines or classes of medicines that are likely to be ineffective or unsafe in part or all of the pediatric population, are intended for conditions that occur only in adults or do not represent a significant therapeutic benefit over existing treatments for pediatric patients.

Designated orphan medicinal products are entitled to a range of incentives during the development and regulatory review process, including scientific assistance for study protocols, a partial or total reduction in fees and eligibility for conditional marketing authorization. Once authorized, orphan medicinal products are entitled to ten years of market exclusivity in all EU member states. However, marketing authorization may be granted to a similar medicinal product with the same orphan indication during the ten-year period with the consent of the marketing authorization holder for the original orphan medicinal product or if the manufacturer of the original orphan medicinal product is unable to supply sufficient quantities of such product. Marketing authorization may also be granted to a similar medicinal product with the same orphan indication if the similar product is established to be safer, more effective or otherwise clinically superior to the original orphan medicinal product. An EU member state can request that the period of market exclusivity be reduced to six years if it can be demonstrated at the end of the fifth year of market exclusivity that the criteria for orphan designation no longer apply, such as where the medicine is sufficiently profitable. The period of market exclusivity may be extended for an additional two years for medicines that have also complied with an agreed PIP.

Pediatric Exclusivity

Pediatric exclusivity is another type of non-patent marketing exclusivity available in the United States and, if granted, it provides for the attachment of an additional six months of marketing protection to the term of any existing regulatory exclusivity for the approved drug or biological product. Under the Best Pharmaceuticals for Children Act (“BPCA”), certain therapeutic candidates may obtain an additional six months of exclusivity if the sponsor submits information requested in writing by the FDA, referred to as a Written Request, relating to the use of the active moiety of the product or therapeutic candidate in children. The data do not need to show the product to be effective in the pediatric population studied; rather, the additional protection is granted if the pediatric clinical study is deemed to have fairly responded to the FDA’s Written Request. As part of the FDASIA in 2012, the United States Congress permanently reauthorized the BPCA in addition to the PREA.

Although the FDA may issue a Written Request for studies on either approved or unapproved indications, it may only do so where it determines that information relating to that use of a product or therapeutic candidate in a pediatric population, or part of the pediatric population, may produce health benefits in that population. The issuance of a Written Request does not require the sponsor to undertake the described studies. This is not a patent term extension, but it effectively extends the regulatory period during which the FDA cannot approve another application.

U.S. Reference Product Exclusivity for Biological Products

The Biologics Price Competition and Innovation Act of 2009 (“BPCIA”), enacted as part of the Patient Protection and Affordable Care Act in March 2010, created a unique licensure framework for biosimilars in the United States, which could ultimately subject F-star’s biological product candidates, if approved for marketing, to direct competition from potential future biosimilars. A biosimilar product is defined as one that is highly similar to a reference biological product notwithstanding minor differences in clinically inactive components and for which there are no clinically meaningful differences between the follow-on biological product and the reference product in terms of the safety, purity and potency of the product. To date, the FDA has approved a number of biosimilars, and numerous biosimilars have been approved in Europe. The FDA has also issued several guidance documents outlining its approach to reviewing and approving biosimilars and interchangeable biosimilars.

Under the BPCIA, a manufacturer may submit an abbreviated application for licensure of a biologic that is biosimilar to or interchangeable with an FDA-licensed reference biological product. This abbreviated approval pathway is intended to permit a biosimilar to come to market more quickly and less expensively than if a “full” BLA were submitted, by relying to some extent on the FDA’s previous review and approval of the reference biologic to which the proposed product is similar. Additionally, under the BPCIA, a biosimilar may be licensed as an interchangeable product upon a demonstration that the proposed product can be expected to produce the same clinical results as the reference product in any given patient, and, for products administered multiple times to an individual, that the product and the reference product may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biological product without such alternation or switch. Upon licensure by the FDA, an interchangeable biosimilar may be substituted for the reference product without the intervention of the healthcare provider who prescribed the reference product, although to date no such products have been approved for marketing in the United States.

Under the abbreviated approval pathway, the biosimilar applicant must demonstrate that the product is biosimilar based on data from (1) analytical studies showing that the biosimilar product is highly similar to the reference product; (2) animal studies (including toxicity); and (3) one or more clinical studies to demonstrate safety, purity and potency in one or more appropriate conditions of use for which the reference product is approved. In addition, the applicant must show that the biosimilar and reference products have the same mechanism of action for the conditions of use on the label, route of administration, dosage and strength, and the production facility must meet standards designed to assure product safety, purity and potency.

A reference biological product is granted 12 years of data exclusivity from the time of first licensure of the product, and the first approved interchangeable biologic product will be granted an exclusivity period of up to one year after it is first commercially marketed. If pediatric studies are performed and accepted by the FDA as responsive to a Written Request, the 12-year exclusivity period will be extended for an additional six months.

In addition, the FDA will not accept an application for a biosimilar or interchangeable product based on the reference biological product until four years after the date of first licensure of the reference product. “First licensure” typically means the initial date the particular product at issue was licensed in the United States. Date of first licensure does not include the date of licensure of (and a new period of exclusivity is not available for) a supplement for the reference product for a subsequent application filed by the same sponsor or manufacturer of the reference product (or licensor, predecessor in interest or other related entity) for a change (not including a modification to the structure of the biological product) that results in a new indication, route of administration, dosing schedule, dosage form, delivery system, delivery device or strength or for a modification to the structure of the biological product that does not result in a change in safety, purity or potency. Therefore, one must determine whether a new product includes a modification to the structure of a previously licensed product that results in a change in safety, purity or potency to assess whether the licensure of the new product is a first licensure that triggers its own period of exclusivity. Whether a subsequent application, if approved, warrants exclusivity as the “first licensure” of a biological product is determined on a case-by-case basis with data submitted by the sponsor.

The BPCIA is complex and only beginning to be interpreted and implemented by the FDA. As part of the Affordable Care Act, moreover, the future of the BPCIA is subject to uncertainty following a December 2019 Fifth Circuit Court of Appeals ruling that upheld a lower court’s finding that the individual mandate in the Affordable Care Act is unconstitutional. The Fifth Circuit also reversed and remanded the case to the district court to determine if other reforms enacted as part of the Affordable Care Act but not specifically related to the individual mandate or health insurance, including the BPCIA, could be severed from the rest of the Affordable Care Act so as not to be declared invalid. On March 2, 2020, the United States Supreme Court granted the petitions for writs of certiorari to review this case and has allocated one hour for oral arguments, which are expected to occur in the fall, with a decision likely to follow in 2021. In addition, recent government proposals have sought to reduce the 12-year reference product exclusivity period. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. As a result, the ultimate impact, implementation and meaning of the BPCIA is subject to significant uncertainty.

Coverage, Pricing, and Reimbursement

In both domestic and foreign markets, sales of any products for which F-star may receive regulatory approval will depend in part upon the availability of coverage and adequate reimbursement from third-party payors. Coverage also may be more limited than the purposes for which the product is approved by the FDA or regulatory authorities in other countries. In the United States, such third-party payors include government health programs, such as Medicare and Medicaid, private health insurers and managed care providers and other organizations. Coverage decisions may depend upon clinical and economic standards that disfavor new drug and biological products when more established or lower cost therapeutic alternatives are already available or subsequently become available. Assuming coverage is granted, the reimbursement rates paid for covered products might not be adequate and eligibility for reimbursement does not imply that any product will be paid for in all cases or at a rate that covers F-star’s costs, including research, development, manufacture, sale and distribution. Interim payments for new products, if applicable, may also not be sufficient to cover F-star’s costs and may not be made permanent. Even if favorable coverage status and adequate reimbursement rates are attained, less favorable coverage policies and reimbursement rates may be implemented in the future. The marketability of any products for which F-star may receive regulatory approval for commercial sale may suffer if the government and other third-party payors fail to provide coverage and adequate reimbursement to allow F-star to sell such products on a competitive and profitable basis. For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs and biologics. Additionally, separate reimbursement for the product itself or the treatment or procedure in which the product is used may not be available, which may impact physician utilization. For example, under these circumstances, physicians may limit how much or under what circumstances they will prescribe or administer F-star’s future therapeutic products and patients may decline to purchase such products. This, in turn, could affect F-star’s ability to successfully commercialize F-star’s future therapeutic products and impact F-star’s profitability, results of operations, financial condition, and future success.

The market for any mAb2 product candidates for which F-star may receive regulatory approval in the United States will depend significantly on the degree to which these products are listed on third-party payors’ drug formularies or lists of medications for which third-party payors provide coverage and reimbursement. The industry competition to be included on such formularies often leads to downward pricing pressures on pharmaceutical companies. Also, third-party payors may refuse to include a particular branded drug or biologic on their formularies or otherwise restrict patient access to a branded drug when a less costly generic equivalent, biosimilar product, or other alternative is available. In addition, no uniform coverage and reimbursement policy exists and coverage and reimbursement can differ significantly from payor to payor. As such, one third-party payor’s determination to provide coverage does not assure that other third-party payors will also provide coverage. Third-party payors often rely on Medicare coverage policy and payment limitations in setting their own reimbursement rates but also have their own methods to individually establish coverage and reimbursement policies. As a result, obtaining coverage and adequate reimbursement can be a time-consuming and costly process. F-star may be required to provide scientific and clinical support for the use of any of its approved biological products to each third-party payor separately with no assurance that approval would be obtained, and F-star may need to conduct expensive pharmacoeconomic studies in order to demonstrate the cost-effectiveness of F-star’s future therapeutic products. F-star cannot be certain that F-star’s mAb2 product candidates will be considered cost-effective by any private or government payors. This process could delay the market acceptance of any product candidates for which F-star may receive approval and could have a negative effect on F-star’s future revenues and operating results.

In international markets, reimbursement and healthcare payment systems vary significantly by country, and many countries have instituted price ceilings on specific products and therapies. In some countries, the pricing of prescription pharmaceuticals is subject to government control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain coverage and adequate reimbursement or pricing approval in some countries, F-star may be required to conduct a clinical trial that compares the cost-effectiveness of F-star’s product to other available therapies. Historically, therapeutic candidates launched in the European Union do not follow price structures of the United States and generally tend to be significantly lower.

Additionally, the containment of healthcare costs has become a priority of federal and state governments and the prices of therapeutics have been a focus in this effort. The United States government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic and biosimilar products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit F-star’s future net revenue and operating results. In addition, companion diagnostic tests require coverage and reimbursement separate and apart from the coverage and reimbursement for their companion pharmaceutical or biological products. Similar challenges to obtaining coverage and reimbursement for the pharmaceutical or biological products apply to companion diagnostics.

Anti-Kickback, False Claims, Physician Payments Sunshine and Other U.S. Healthcare Laws

In addition to FDA restrictions on marketing, several other types of U.S. state and federal laws are relevant to F-star’s current and future business operations, including broadly applicable fraud and abuse and other healthcare laws, including the anti-kickback and false claims laws, privacy and security laws and transparency laws. F-star is subject to these laws or will become subject to them in the future, and they may affect F-star’s business.

The U.S. federal Anti-Kickback Statute prohibits, among other things, any person or entity from knowingly and willfully soliciting, receiving, offering or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for an item of service, or the purchase, lease, order or recommendation of any good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs. The federal Anti-Kickback Statute is subject to evolving interpretations. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers, formulary managers and other individuals and entities on the other hand, and the government has enforced the federal Anti-Kickback Statute to reach large settlements with healthcare companies based on sham consulting and other financial arrangements with physicians. A person or entity does not need to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act, described below. There are a number of statutory exceptions and regulatory safe harbors protecting certain common activities from prosecution or other regulatory sanctions; however, the exceptions and safe harbors are drawn narrowly, and practices that do not fit squarely within an exception or safe harbor may be subject to scrutiny.

The federal civil and criminal false claims laws, including the civil False Claims Act, and civil monetary penalty laws, prohibit, among other things, any person from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment to the U.S. government, or knowingly making, or causing to be made or used, a false record or statement material to a false or fraudulent claim to the U.S. government, or from knowingly making a false statement to avoid, decrease or conceal an obligation to pay money to the U.S. government. Actions under these laws may be brought by the Attorney General or as a qui tam action by a private individual in the name of the government. Many pharmaceutical and other healthcare companies have faced investigations and lawsuits, including those brought by individuals through qui tam actions, for a variety of allegedly improper promotional and marketing activities, including inflating drug prices they report to pricing services, which in turn were used by the government to set Medicare and Medicaid reimbursement rates; providing free product to customers with the expectation that the customers would bill federal programs for the product; providing consulting fees and other benefits to physicians to induce them to prescribe products; or engaging in promotion for “off-label” uses.

The Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and its implementing regulations (“HIPAA”), created new federal, civil and criminal statutes that prohibit, among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a criminal violation of these laws. HIPAA also imposes obligations on certain covered entity healthcare providers, health plans and healthcare clearinghouses as well as their business associates that perform certain services involving the use or disclosure of individually identifiable health information, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information. The 2009 amendments to HIPAA makes the law’s privacy and security standards directly applicable to “business associates,” defined as independent contractors or agents of covered entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. The amendments also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA and seek attorney’s fees and costs associated with pursuing federal civil actions.

The Physician Payments Sunshine Act, enacted as part of the Affordable Care Act in 2020 and implemented by the U.S. Department of Health and Human Services (HHS) as the Open Payments Program, among other things, requires certain manufacturers of drugs, devices, biologics, and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program to track payments and other transfers of value to physicians (defined to include doctors, dentists, optometrists, podiatrists, chiropractors and, beginning in 2022 for payments and other transfers of value provided in the previous year, certain advanced non-physician healthcare practitioners) and teaching hospitals, as well as physician ownership and investment interests held by physicians and their immediate family members, and to publicly report such data to HHS. Manufacturers subject to the Open Payments Program must submit a report on or before the 90th day of each calendar year disclosing reportable payments made in the previous calendar year.

There are also analogous state laws and regulations, such as state anti-kickback and false claims laws, that may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers or that apply regardless of payor. Several states now require pharmaceutical companies to report expenses relating to the marketing and promotion of pharmaceutical products in those states and to report gifts and payments to individual healthcare providers in those states. Some of these states also prohibit certain marketing related activities including the provision of gifts, meals, or other items to certain healthcare providers. Some states also require pharmaceutical companies to implement compliance programs or marketing codes and report information on the pricing of certain drugs. Certain state and local laws also require the registration of pharmaceutical sales representatives,; and newly emerging state that govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of available statutory exceptions and regulatory exemptions, it is possible that some of F-star’s future business activities could be subject to challenge under one or more of such laws. If F-star’s operations were found to be in violation of any of the federal or state laws described above or any other governmental regulations that apply to F-star, F-star may be subject to penalties, including significant criminal, civil monetary penalties, damages, disgorgement, fines, imprisonment, exclusion from participation in government programs, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre-marketing product approvals, private “qui tam” actions brought by individual whistleblowers in the name of the government, additional reporting requirements and oversight if F-star become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of F-star’s operations, any of which could adversely affect F-star’s ability to operate F-star’s business and F-star’s results of operations.

To the extent that any of F-star’s products are in the future sold in a foreign country, F-star may be subject to similar foreign laws and regulations, which may include, for instance, applicable anti-fraud and abuse laws, and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals.

U.S. Healthcare Reform

The United States and some foreign jurisdictions are considering or have enacted a number of legislative and regulatory proposals to change the healthcare system in ways that could affect F-star’s ability to sell F-star’s mAb2 product candidates profitably, even if they are approved for sale. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives.

In March 2010, the Affordable Care Act (“ACA”), was passed, which substantially changed the way healthcare is financed by both the government and private insurers, and significantly impacts the U.S. pharmaceutical industry. The ACA, among other things, subjected biological products to potential competition by lower-cost biosimilars, created a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations, established annual fees and taxes on manufacturers of certain branded prescription drugs, and created a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 70% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D.

Members of the U.S. Congress and the current administration have expressed intent to pass legislation or adopt executive orders to fundamentally change or repeal parts of the ACA, and since its enactment, there have been judicial and Congressional challenges to the law, and as a result certain sections have not been fully implemented or effectively repealed. In addition, the Tax Cuts and Jobs Act, repealed, effective January 1, 2019 (the “TCJA”), the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” On December 14, 2018, a federal district court in Texas ruled the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the TCJA, the remaining provisions of the ACA are invalid as well. The current administration and “CMS” have both stated that the ruling will have no immediate effect. On December 18, 2019, the Fifth Circuit U.S. Court of Appeals held that the individual mandate is unconstitutional, and remanded the case to the lower court to determine whether other reforms enacted as part of the ACA but not specifically related to the individual mandate or health insurance, including the provisions comprising the BPCIA, could be severed from the rest of the ACA so as not to be declared invalid as well. On March 2, 2020, the United States Supreme Court granted the petitions for writs of certiorari to review this case and has allocated one hour for oral arguments, which are expected to occur in the fall, with a decision likely to follow in 2021. Litigation and legislation over the ACA are likely to continue, with unpredictable and uncertain results. F-star will continue to evaluate the effect that the ACA and its possible repeal and replacement has on its business. Complying with any new legislation or reversing changes implemented under the ACA could be time-intensive and expensive, resulting in a material adverse effect on F-star’s business.

Other legislative changes have been proposed and adopted in the United States since the ACA that affect health care expenditures. These changes include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year pursuant to the Budget Control Act of 2011, which began in 2013 and will remain in effect through 2030 unless additional Congressional action is taken. The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) which was signed into law on March 27, 2020, designed to provide financial support and resources to individuals and businesses affected by the COVID-19 pandemic, suspended the 2% Medicare sequester from May 1, 2020 through December 31, 2020, and extended the sequester by one year, through 2030, in order to offset the added expense of the 2020 cancellation. Moreover, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. Notably, on December 20, 2019, President Trump signed the Further Consolidated Appropriations Act for 2020 into law (P.L. 116-94) that includes a piece of bipartisan legislation called the Creating and Restoring Equal Access to Equivalent Samples Act of 2019 (the “CREATES Act”). The CREATES Act aims to address the concern articulated by both the FDA and others in the industry that some brand manufacturers have improperly restricted the distribution of their products, including by invoking the existence of a REMS for certain products, to deny generic and biosimilar product developers access to samples of brand products. Because generic and biosimilar product developers need samples to conduct certain comparative testing required by the FDA, some have attributed the inability to timely obtain samples as a cause of delay in the entry of generic and biosimilar products. To remedy this concern, the CREATES Act establishes a private cause of action that permits a generic or biosimilar product developer to sue the brand manufacturer to compel it to furnish the necessary samples on “commercially reasonable, market-based terms.” Whether and how generic and biosimilar product developments will use this new pathway, as well as the likely outcome of any legal challenges to provisions of the CREATES Act, remain highly uncertain and its potential effects on F-star’s future commercial products are unknown.

On March 10, 2020, the Trump administration sent “principles” for drug pricing to Congress, calling for legislation that would, among other things, cap Medicare Part D beneficiary out-of-pocket pharmacy expenses, provide an option to cap Medicare Part D beneficiary monthly out-of-pocket expenses, and place limits on pharmaceutical price increases. In addition, the Trump administration previously released a “Blueprint” to lower drug prices and reduce out of pocket costs of drugs that contained proposals to increase manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products and reduce the out of pocket costs of drug products paid by consumers. The United States Department of Health and Human Services(“HHS”) has solicited feedback on some of these measures and implemented others under its existing authority. For example, in May 2019, HHS issued a final rule to allow Medicare Advantage plans the option to use step therapy for Part B drugs beginning January 1, 2020. This final rule codified an HHS policy change that was effective January 1, 2019. Additionally, in October 2018 President Trump announced a Medicare Part B payment proposal that will use HHS authority to test three new drug pricing measures to use international pricing as a metric, to develop a new competitive acquisition program, and to alter the average sales price model already in effect. As part of the Administration’s Blueprint to lower drug prices, HHS and FDA also released on July 31, 2019 their Safe Importation Action Plan proposing two different pathways for the importation of foreign drug products. One pathway focuses on the importation of certain drugs from Canada, which will take time to implement because it will require the agencies to go through notice-and-comment rulemaking. FDA’s notice of proposed rulemaking to implement a system whereby state governmental entities could lawfully import and distribute prescription drugs sourced from Canada was released at the end of December 2019. The second pathway would allow manufacturers to distribute their drugs manufactured abroad and it is unclear whether manufacturers will seek to take advantage of the second pathway, which was also released as a draft policy in December 2019. Both Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs making this area subject to ongoing uncertainty.

In addition, on May 30, 2018, the Right to Try Act, was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new product candidates that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a pharmaceutical manufacturer to make its product candidates available to eligible patients as a result of the Right to Try Act, although the FDA recently published a notice of proposed rulemaking that would require manufacturers who do so to make annual reports of those programs to FDA.

At the state level, individual states are increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. These measures could reduce the ultimate demand for F-star’s products, once approved, or put pressure on F-star’s product pricing.

F-star expects that these and other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that F-star receive for any approved drug, which could have an adverse effect on customers for F-star’s mAb2 product candidates. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors.

There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. The implementation of cost containment measures or other healthcare reforms may prevent F-star from being able to generate revenue, attain profitability, or commercialize F-star’s products. Such reforms could have an adverse effect on anticipated revenue from mAb2 product candidates that F-star may successfully develop and for which F-star may obtain regulatory approval and may affect F-star’s overall financial condition and ability to develop mAb2 product candidates.

Foreign Regulation

In addition to regulations in the United States, F-star will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of F-star’s mAb2 product candidates. Whether or not F-star obtains FDA approval for a product candidate, F-star must obtain approval from the comparable regulatory authorities of foreign countries or economic areas, such as the European Union, before F-star may commence clinical trials or market products in those countries or areas. The approval process and requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from place to place, and the time may be longer or shorter than that required for FDA approval.

In the European Union, for example, an application for a Clinical Trial Application (“CTA”), must be submitted to the competent national authority and an application made to an independent ethics committee in each country in which the trial is to be conducted, much like the FDA and IRB, respectively. Once the CTA is approved in accordance with a country’s requirements and a favorable ethics committee opinion has been issued, clinical trial development may proceed.

The requirements and process governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, the clinical trials are conducted in accordance with cGCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki. To obtain regulatory approval of an investigational drug or biological product under EU regulatory systems, F-star must submit a marketing authorization application either under the so-called centralized or national authorization procedures.

Centralized procedure. The centralized procedure provides for the grant of a single marketing authorization by the European Commission following a favorable opinion by the EMA that is valid in all EU member states, as well as Iceland, Liechtenstein and Norway. The centralized procedure is compulsory for medicines produced by specified biotechnological processes, products designated as orphan medicinal products and products with a new active substance indicated for the treatment of specified diseases, such as HIV/AIDS, cancer, diabetes, neurodegenerative disorders or autoimmune diseases, other immune dysfunctions and viral diseases. The centralized procedure is optional for other products that represent a significant therapeutic, scientific or technical innovation, or whose authorization would be in the interest of patients in the EU or which contain a new active substance for indications other than those specified to be compulsory.

National authorization procedures. There are also three other possible routes to authorize medicinal products in several EU countries, which are available for investigational medicinal products that fall outside the scope of the centralized procedure:

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National procedure. Where a medicinal product falls outside the mandatory scope of the centralized procedure and is intended for marketing only in one EU member state, an application under the national procedure of that EU member state can be made.

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Decentralized procedure. Using the decentralized procedure, an applicant may apply for simultaneous authorizations in more than one EU member state of medicinal products that have not yet been authorized in any EU member state and that do not fall within the mandatory scope of the centralized procedure. One EU state’s competent authority will act as the Reference Member State and prepare the initial assessment report. Once all competent authorities have agreed the assessment and the application is successful, each competent authority will issue an authorization for their jurisdiction.

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Mutual recognition procedure. In the mutual recognition procedure, a medicine is first authorized in one EU member state, in accordance with the national procedures of that country. Following this, further marketing authorizations can be sought from other EU countries in a procedure whereby the countries concerned agree to recognize the validity of the original, national marketing authorization.

For other countries outside of the European Union, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, again, the clinical trials are conducted in accordance with cGCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

If F-star or F-star’s potential collaborators fail to comply with applicable foreign regulatory requirements, F-star may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Other Regulations

F-star is also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. F-star may incur significant costs to comply with such laws and regulations now or in the future.

F-star is also subject to privacy laws in the jurisdictions in which F-star is established or in which F-star sell or market F-star’s products or run clinical trials. For example, F-star and F-star’s EU-based subsidiaries are subject to Regulation (EU) 2016/679, the General Data Protection Regulation (“GDPR”), in relation to F-star’s collection, control, processing and other use of personal data (i.e., data relating to an identifiable living individual) to the extent that the activities are by a data controller or processor established in the EU or where the individuals who are being monitored are based in the EU. F-star process personal data in relation to participants in F-star’s clinical trials, including the health and medical information of these participants. The GDPR is directly applicable in each EU member state, however, it provides that EU member states may introduce further conditions, including limitations which could limit F-star’s ability to collect, use and share personal data (including health and medical information), or could cause F-star’s compliance costs to increase, ultimately having an adverse impact on F-star’s business. The GDPR imposes onerous accountability obligations requiring data controllers and processors to maintain a record of their data processing and implement policies as part of its mandated privacy governance framework. It also requires data controllers to be transparent and disclose to data subjects (in a concise, intelligible and easily accessible form) how their personal information is to be used; imposes limitations on retention of personal data; defines for the first time pseudonymized (i.e., key-coded) data; introduces mandatory data breach notification requirements; and sets higher standards for data controllers to demonstrate that they have obtained valid consent for certain data processing activities. F-star is also subject to EU rules with respect to cross-border transfers of personal data out of the European Union and European Economic Area. F-star is subject to the supervision of local data protection authorities in those EU jurisdictions where F-star is established or otherwise subject to the GDPR. Fines for certain breaches of the GDPR can be significant: up to the greater of €20 million or 4% of total global annual turnover. In addition to the foregoing, a breach of the GDPR or other applicable privacy and data protection laws and regulations could result in regulatory investigations, reputational damage, orders to cease/ change F-star’s use of data, enforcement notices, or potential civil claims including class action type litigation.

Employees

As of September 30, 2020, F-star had 75 full-time employees and five part-time employees, 77 are located in the United Kingdom and three in the United States. None of F-star’s employees is subject to a collective bargaining agreement or represented by a trade or labor union. F-star considers its relationship with its employees to be good.

Facilities

F-star’s principal offices occupy approximately 13,554 square feet of leased office, research and development and laboratory facility space in Cambridge, United Kingdom, pursuant to a lease agreement that expires in 2021. F-star also has an office agreement with Regus Management Group, LLC in Cambridge, Massachusetts, pursuant to a rolling lease agreement that expires in 2020. F-star believes that its current facilities are suitable and adequate to meet its current needs.

Legal Proceedings

From time to time, F-star may become involved in legal proceedings or be subject to claims arising in the ordinary course of its business. F-star is not currently a party to any material legal proceedings and is not aware of any pending or threatened legal proceeding against it that it believes could have a material adverse effect on F-star’s business, operating results or financial condition. Regardless of the outcome, litigation can have an adverse impact on F-star because of defense and settlement costs, diversion of management resources and other factors.